As filed with the Securities and Exchange Commission on April 24, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

UNITED ENERGY CORP.

(Exact Name of Small Business Issuer in its Charter)

Nevada	1389	22-3342379

(State or Other Jurisdiction of Incorporation	(Primary Standard Industrial	(I.R.S. Employer
or Organization)	Classification Code Number)	Identification No.)

600 Meadowlands Parkway #20
Secaucus, New Jersey 07094
(800) 327-3456

(Address and Telephone Number Principal Executive Offices and Principal Place of Business)

Brian King Chief Executive Officer United Energy Corp. 600 Meadowlands Parkway #20 Secaucus, New Jersey 07094 (800) 327-3456

(Name, Address and Telephone Number of Agent For Service)

Copy to:
Howard S. Jacobs, Esq.
Wayne A. Wald, Esq.
Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
(212) 940-8800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Units/Shares to be registered (1) (2)	Proposed maximum offering price per unit (3)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $.01 per share	9,354,000	$1.87	$17,491,980	$1,872

(1)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Includes 5,104,000 shares of common stock issuable upon the exercise of warrants.

(3)

Estimated based on average of the bid and asked prices of our common stock as reported over-the-counter on the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc. on April 21, 2006 pursuant to Rule 457(c) promulgated under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED APRIL 24, 2006

9,354,000 shares of Common Stock

UNITED ENERGY CORP.

          This prospectus relates to the resale by selling stockholders of (i) 100,000 shares of our common stock issuable upon the exercise of warrants in connection with a consulting agreement dated May 17, 2004 (ii) 4,250,000 shares of our common stock and (iii) 5,004,000 shares of our common stock issuable upon the exercise of our outstanding Series C Warrants.

          We will not receive any proceeds in this offering from the resale of the shares of common stock held by the selling stockholders. We may receive proceeds in this offering from the issuance of our shares of common stock issuable upon exercise of the outstanding Series C Warrants in the event that Series C Warrant holders exercise such warrants and pay the applicable cash exercise price in connection with such exercise.

          Pursuant to certain registration rights agreements entered into by and among us and the selling stockholders, we have agreed to pay all expenses of the company and all reasonable expenses of the selling stockholders (excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals), in each case incurred in connection with the registration of the shares of common stock covered by this prospectus.

          Our common stock is quoted on the OTC Bulletin Board under the symbol “UNRG.OB”. On April 21, 2006, the average of the high ask and low bid prices, respectively, of our common stock as reported on the OTC Bulletin Board was $1.87 per share.

          Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 2 of this prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2006.

i

ii

SUMMARY

          You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section entitled “Risk Factors,” regarding our company and the common stock being registered and sold in this offering. Unless the context otherwise requires, “we,” “our,” “us” and similar phrases and the “Company” refer to United Energy Corp., a Nevada corporation.

THE COMPANY

          We develop and distribute environmentally friendly specialty chemical products with applications in several industries and markets. Our current line of products includes:

•	KH-30 paraffin dispersant for the oil industry and related products;

•	Uniproof specialty-coated proofing paper for the printing industry; and

•	following additional testing, “Slick Barrier” underwater protective coatings for use in marine applications.

          Through our wholly owned subsidiary, Green Globe Industries, Inc., we provide the U.S. military with a variety of environmentally friendly, non-hazardous, biodegradable solvents and cleaners under our trade name “Qualchem.” Green Globe is a qualified supplier for the U.S. military and has sales contracts currently in place.

          We have developed and patented a system referred to as our “S2 system,” to work with our environmentally friendly paraffin dispersants products. This patented technology produces high volumes of steam and heat at variable pressures and temperatures to completely dissolve most deposits of paraffin and asphaltene within oil wells, pipelines or storage tanks. The S2 system apparatus is portable, compact and easy to use. We are further developing the process to enhance and support sales of KH-30 and its related products for the oil industry and for other potential applications.

CORPORATE INFORMATION

          Our principal executive office is located at 600 Meadowlands Parkway, #20, Secaucus, New Jersey 07094, and our telephone number is (201) 842-0288. We also maintain a regional sales office in Houston, Texas, to service our oil industry customers. Our website is located at www.unitedenergycorp.net. Information on our website is not part of this prospectus.

THE OFFERING

Common stock offered by the selling stockholders:

Number of shares of common stock	4,250,000 shares

Number of shares that may be issued upon exercise of warrants	5,104,000 shares

Total shares offered	9,354,000 shares

Common stock to be outstanding after this offering (1)	31,005,882 shares

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of common stock.

Use of Proceeds	We do not own any of the shares being offered hereby; therefore, we will not receive any cash proceeds from the sale of the shares.

OTC Bulletin Board	UNRG.OB

(1) The number of shares of common stock to be outstanding after the offering is based on our shares outstanding as of March 31, 2006.

          On May 17, 2004, we entered into a consulting agreement with C.C.R.I. Corporation for certain investor relations and development services. As consideration for these services, we issued warrants to purchase 100,000 shares of our common stock with an exercise price of $2.00 per share. The underlying shares of common stock issuable upon exercise of the warrants are included in this prospectus.

          On March 18, 2005, we entered into a securities purchase agreement with two private investors with respect to the sale of shares of our common stock, a new Series A Convertible Preferred Stock (the “ Preferred Stock”) and warrants. The agreement provides for two types of units, designated as 20 Series A units and 42 Series B units, and for several closings. Each Series A unit consisted of 100,000 shares of our common stock and warrants to purchase 50,000 shares of common stock. Each Series B unit consisted of ten shares of Preferred Stock and warrants to purchase 40,000 shares of common stock. Each share of Preferred Stock is convertible into 80,000 shares of common stock at a conversion price of $1.00 per share, and the warrants are exercisable at an exercise price of $1.00 per share.

          Subsequently, on January 26, 2006, we entered into the First Amendment to Securities Purchase Agreement dated as of March 18, 2005. Pursuant to the amendment, the investors agreed to purchase the remaining Series A Units for $580,000, with the closing scheduled to occur on or before February 1, 2006. The investors waived a condition to such a closing in the original agreement related to the required amount of purchase orders we needed to obtain. The agreement was scheduled to expire on its first anniversary, March 18, 2006. the amendment changed that date to the earlier of March 18, 2008 or thirty (30) days after notice of termination from the holder of a majority of the shares issued under the agreement.

          On March 9, 2006, we entered into the Second Amendment to Securities Purchase Agreement dated as of March 18, 2005. Pursuant to the second amendment, one of the investors agreed to purchase three-tenths of one Series B unit, consisting of 3 shares of Preferred Stock and warrants to purchase 12,000 shares of our common stock (the “Series B Warrant”), for an aggregate purchase price of $24,000. In addition, the investors have agreed to waive all existing defaults under the purchase agreement, including our failure to timely file a Certificate of Designations for the Preferred Stock and to timely issue common stock certificates and warrants.

          We and the investors also agreed to terminate all further obligations of the investors to purchase and our obligation to sell any remaining Series B units. The remaining Series B units would have consisted of 417 shares of Preferred Stock convertible into an aggregate of 3,336,000 shares of common stock at a conversion price of $1.00 and of warrants to purchase 1,668,000 shares of common stock at an exercise price of $1.00 per share. Instead thereof, we agreed to issue to one of the investors warrants to purchase 5,004,000 shares of our common stock at an exercise price of $1.00 (the “Series C Warrant”). The Series C Warrant, as well as the Preferred Stock and the Series B Warrant, are subject to anti-dilution provisions in the event that we issue shares of common stock at a price less than the conversion price or the exercise price and contain provisions limiting the holders right to convert or exercise if doing so would cause such holder and its affiliates to beneficially own more than 9.99% of the outstanding common stock. The 5,004,000 shares of our common stock that may be issued upon exercise of the Series C Warrants are covered by this prospectus.

          On March 24, 2006, we entered into Securities Purchase Agreements with the purchasers named therein (the “Purchasers”) and a First Amendment to Securities Purchase Agreement and Registration Rights Agreement pursuant to which we raised $5,100,000 in gross cash proceeds from the sale to the Purchasers in a private placement of 4,250,000 shares of our common stock at a price of $1.20 per share. The 4,250,000 shares of our common stock sold in the March 2006 offering are covered by this prospectus.

RISK FACTORS

          An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline and you may lose all or part of your investment.

WE HAD AN CURRENT ACCUMULATED DEFICIT OF APPROXIMATELY $15.3 MILLION AS OF DECEMBER 31, 2005 AND IF WE CONTINUE TO INCUR OPERATING LOSSES, WE MAY BE UNABLE TO SUPPORT OUR BUSINESS PLAN, WHICH WILL HAVE A DETRIMENTAL EFFECT ON OUR STOCK.

          We have incurred losses in each of our last three fiscal years. As of December 31, 2005, we had an accumulated deficit of $15,296,387. If we continue to incur operating losses and fail to become a profitable company, we may be unable to support our business plan, namely to market our KH-30 oil and gas well cleaning products. We incurred net losses of $1,854,876 and $2,569,098 in the fiscal years ended March 31, 2005 and 2004, respectively and a net loss of $2,898,419 in the nine months ended December 31, 2005. Our future profitability depends in large part on our ability to market and support our KH-30 oil and gas well cleaners. We cannot assure you that we will achieve or sustain significant sales or profitability in the future. This would have a detrimental effect on the long term capital appreciation of our stock.

THERE ARE SIGNIFICANT OBSTACLES TO ENTERING THE OIL AND GAS PRODUCING INDUSTRY THAT HAVE CONTRIBUTED TO THE SLOW PACE AT WHICH OUR KH-30 PRODUCTS ARE BEING INTRODUCED TO THE MARKET, MAKING OUR PROSPECTS LESS CERTAIN.

          Our business plan is focused largely on marketing efforts for KH-30. Although we believe that the application of KH-30 oil and gas well cleaning products on a continuous basis will result in higher production and lower power lease operating costs, the introduction of KH-30 into the oil and gas producing industry has been extremely difficult. Many entrenched players such as the “hot oilers” and the major oil service companies that benefit from high markups on their proprietary products have no incentive to promote the use of KH-30. Moreover, oil production engineers are extremely reluctant to risk damage to a well from a product that does not have the endorsement of a major enterprise. Consequently, the pace of introduction of KH-30 has been much slower than we initially anticipated. If we and our KH-30 marketing partners are unable to successfully achieve market acceptance for KH-30, our future results of operations and financial condition will be adversely affected, making our prospects less certain.

IF WE ARE UNABLE TO IMPROVE SALES OF UNIPROOF, WE MAY NOT BE ABLE TO GENERATE SUBSTANTIAL REVENUES OR ACHIEVE PROFITABILITY, WHICH WOULD SERIOUSLY IMPAIR OUR ABILITY TO MARKET KH-30.

          Our success to date has been substantially dependent on sales of our Uniproof proofing paper. Sales of Uniproof accounted for approximately 30% and 46% of revenues for the fiscal years ended March 31, 2005 and 2004, respectively, and approximately 27% of revenues for the nine months ended December 31, 2005. Our business plan is to use the cash flow from these sales to support worldwide marketing efforts for our KH-30 oil and gas well cleaning products and, to a lesser extent, to promote our other specialty chemicals. The decline in the United States economy severely impacted the level of proofing paper sales. The depressed economy resulted in a drop in the number of advertising pages in publications, one of the main markets in which Uniproof is used. If we are unable to generate significant revenue from this product, or fail to develop significant revenue from other products in its stead, our business plan and financial condition will be severely affected.

THE SUCCESS OF OUR KH-30 PRODUCTS WILL BE HIGHLY DEPENDENT UPON THE LEVEL OF ACTIVITY AND EXPENDITURES IN THE OIL AND NATURAL GAS INDUSTRIES AND A DECREASE IN THE LEVELS THEREOF WOULD, IN ALL LIKELIHOOD, ADVERSELY IMPACT SALES OF KH-30.

          We anticipate that demand for our oil and gas cleaning product will depend on the levels of activity and expenditures in the industry, which are directly affected by trends in oil and natural gas prices. We anticipate that demand for KH-30 will be particularly sensitive to the level of development, production and exploration activity of, and corresponding capital spending by, oil and natural gas companies. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty, political stability and a variety of other factors that are beyond our control. Any prolonged reduction in oil and natural gas prices will depress the level of exploration, and development and production activity. Lower levels of activity are expected to result in a corresponding decline in the demand for our oil and gas well products, which could have an adverse impact on our prospects, results of operations and financial condition. Factors affecting the prices of oil and natural gas include:

•

worldwide political, military and economic conditions, including the ability of OPEC (the Organization of Petroleum Exporting Countries) to set and maintain production levels and prices for oil and gas;

•	overall levels of global economic growth and activity;

•	global weather conditions;

•	the level of production by non-OPEC countries;

•	the policies of governments regarding the exploration for and production and development of their oil and natural gas reserves; and

•	actual and perceived changes in the supply of and demand for oil and natural gas.

IF OUR STRATEGIC PARTNERS DO NOT EFFECTIVELY MARKET OUR PRODUCTS, WE WILL NOT GENERATE SIGNIFICANT SALES OR PROFITS AND WE DO NOT CURRENTLY HAVE THE INTERNAL RESOURCES TO MARKET OUR PRODUCTS DIRECTLY.

          We utilize third parties to assist in marketing, selling and distributing our products. We believe that the establishment of a network of third party strategic partners, particularly abroad, with extensive and specific knowledge of the various applications in the oil and gas industry and printing market is important for us to succeed in these sectors. We cannot assure you that our current or future strategic partners will purchase our products at sufficient levels or provide us with adequate support. If one or more of our partners underperforms or if any of our strategic relationships are terminated or otherwise disrupted, our operating performance, results of operations and financial condition will be adversely affected.

WE DEPEND ON A SMALL NUMBER OF CUSTOMERS FOR A SUBSTANTIAL PORTION OF OUR REVENUES, BUT WE HAVE NO LONG TERM CONTRACTS OR BINDING PURCHASE COMMITMENTS FROM THESE CUSTOMERS.

          We currently have a limited number of recurring customers for our products, none of whom have entered into long term contracts or binding purchase commitments with us. A significant portion of our revenue is earned in connection with sales of Uniproof proofing papers to the Alameda Company of Anaheim, California. During the fiscal years ended March 31, 2005 and 2004 and the nine months ended December 31, 2005, sales attributable to Alameda represented approximately 30%, 46% and 27%, respectively, of our total revenues. Revenue from Alameda is expected to continue to decline as a percentage of our total revenues. A decision by Alameda to discontinue its relationship with us could result in a significant loss of revenue to us. Indeed, our three largest customers accounted for 72% and 53% of our revenues for the year ended March 31, 2005 and for the nine months ended December 31, 2005, respectively.

WE RELY ON THIRD PARTIES FOR THE RAW MATERIALS NECESSARY TO MAKE OUR PRODUCTS, LEAVING US POTENTIALLY VULNERABLE TO SUBSTANTIAL COST INCREASES AND DELAYS.

          All of the raw materials necessary for the manufacture of our products are generally available from multiple sources, although we have negotiated favorable arrangements with our current suppliers. If one or more of our current suppliers were no longer able to supply the raw materials that we need, we would be required to negotiate arrangements with alternate suppliers, which would likely include some cost or delay and could be substantial. In addition, no assurance can be given that any alternative arrangements that we secure would be on terms as favorable as our current arrangements.

WE DEPEND ON INDEPENDENT MANUFACTURERS OF OUR PRODUCTS; ANY PROLONGED INTERRUPTION IN THEIR BUSINESS COULD CAUSE US TO LOSE OUR CUSTOMERS.

          We do not own any manufacturing facilities. Our chemical products are generally manufactured by contract blenders at a number of different facilities. Chemical blenders are relatively easy to replace. The photosensitive coating for our Uniproof product is applied by one independent coater. While we believe these facilities have the capacity to meet our current production needs and also meet applicable environmental regulations, we cannot be certain that these facilities will continue to meet our needs or continue to comply with environmental laws. In addition, these facilities are subject to certain risks of damage, including fire, that would disrupt production of our products. To the extent we are forced to find alternate facilities, it would likely involve delays in manufacturing and potentially significant costs.

          The chemical blender and independent coater that manufactures our products are bound by confidentiality agreements that obligate them not to disclose or use our proprietary information. A breach of one or more of these agreements could have a detrimental effect on our business and prospects.

ENVIRONMENTAL PROBLEMS AND LIABILITIES COULD ARISE AND BE COSTLY FOR US TO CLEAN UP.

          We are subject to various foreign, federal, state and local laws and regulations relating to the protection of the environment, including the Industrial Site Recovery Act, a New Jersey statute requiring clearance by the state prior to the sale of any industrial facility. These laws provide for retroactive strict liability for damages to natural resources or threats to public health and safety, rendering a party liable without regard to its negligence or fault. Sanctions for noncompliance may include revocation of permits, corrective action orders, and administrative or civil penalties or even criminal prosecution. We have not, to date, incurred any serious liabilities under environmental regulations and believe that we are in substantial compliance therewith. Nevertheless, we cannot be certain that we will not encounter environmental problems or incur environmental liabilities in the future that could adversely affect our business.

BECAUSE WE ARE SMALLER AND HAVE FEWER FINANCIAL AND MARKETING RESOURCES THAN MANY OF OUR COMPETITORS, WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE IN THE EXTREMELY COMPETITIVE SPECIALTY CHEMICAL AND PRINTING INDUSTRIES.

          We compete directly or indirectly with other producers of specialty chemical products, most of which are or have aligned themselves with more established companies, have greater brand recognition and greater financial and marketing resources. Generally, we attempt to compete by offering what we hope to be lower prices and better service. However, the prices for our KH-30 and related line of cleaners are higher than competing products; therefore, we attempt to compete by emphasizing product effectiveness and environmental safety.

          We also believe that our efforts to patent the KH-30 oil well cleaner in the principal oil producing countries worldwide will improve our competitive position in this market. However, we are aware that other companies may try to imitate our products or invalidate our patents. In the past we have vigorously enforced our trade secrets and other intellectual property, and intend to continue to do so in the future. We recognize that we may incur significant costs to defend our intellectual property and that intellectual property rights provide less than complete protection.

          For our Uniproof product, our principal competitor is E.I. duPont de Nemours & Co., which controls in excess of 95% of the domestic proofing paper market (estimated at $80 million to $100 million per year). DuPont has a longer operating history, significantly larger customer base, greater brand recognition and greater financial, marketing and other resources.

WE MAY NOT BE ABLE TO RETAIN OUR EXECUTIVE OFFICERS WHO WE NEED TO SUCCEED, AND ADDITIONAL QUALIFIED PERSONNEL ARE EXTREMELY DIFFICULT TO ATTRACT.

          Our performance depends, to a significant extent, upon the efforts and abilities of our executive officers. We do not have employment agreements with certain of our executive officers and do not maintain any keyman insurance on their lives for our benefit. The loss of the services of our executive officers could have a serious and adverse effect on our business, financial condition and results of operations. Our success will also depend upon our ability to recruit and retain additional qualified senior management personnel. Competition is intense for highly skilled personnel in our industry and, accordingly, no assurance can be given that we will be able to hire or retain sufficient personnel.

OUR MANAGEMENT OWNS A SUBSTANTIAL AMOUNT OF OUR STOCK AND IS CAPABLE OF INFLUENCING OUR BUSINESS AND AFFAIRS.

          Our directors and executive officers beneficially own approximately 25.0% of our outstanding common stock. As such, they will be able to significantly influence the election of the members of our board of directors and the outcome of corporate actions that require shareholder approval, such as mergers and acquisitions. This level of ownership, together with particular provisions of our articles of incorporation, bylaws and Nevada law, may have a significant effect in delaying, deferring or preventing any change in control and may adversely affect the voting and other rights of our other shareholders.

IF WE CANNOT PROTECT OUR PROPRIETARY RIGHTS AND TRADE SECRETS OR IF WE WERE FOUND TO BE INFRINGING ON THE PROPRIETARY RIGHTS OF OTHERS, OUR BUSINESS WOULD BE SUBSTANTIALLY HARMED.

          Our success depends in large part on our ability to protect the proprietary nature of our products, preserve our trade secrets and operate without infringing the proprietary rights of third parties. If other companies obtain and copy our technology or claim that we are making unauthorized use of their proprietary technology, we may become involved in lengthy and costly disputes. If we are found to be infringing on the proprietary rights of others, we could be required to seek licenses to use the necessary technology. We cannot assure you that we could obtain these licenses on acceptable terms, if at all. In addition, the laws of some foreign countries may not provide adequate protection for our proprietary technology.

          To protect our intellectual property, we seek patents and enter into confidentiality agreements with our employees, manufacturers and marketing and distribution partners. We cannot assure you that our patent applications will result in the successful issuance of patents or that any issued patents will provide significant protection for our technology and products. In addition, we cannot assure you that other companies will not independently develop competing technologies that are not covered by our patents. There is also no assurance that confidentiality agreements will provide adequate protection of our trade secrets, knowhow or other proprietary information. Any unauthorized disclosure and use of our proprietary technology, whether in breach of an agreement or not, could have an adverse effect on our business, prospects, results of operations and financial condition.

THE PUBLIC MARKET FOR OUR COMMON STOCK HAS BEEN CHARACTERIZED BY A LOW VOLUME OF TRADING AND OUR STOCKHOLDERS MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE PRICE AT WHICH THEY PURCHASED THEIR SHARES, IF AT ALL.

          Historically, the volume of trading in our common stock has been low. A more active public market for our common stock may not develop or, even if it does in fact develop, may not be sustainable. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control. These factors include:

•	product liability claims and other litigation;

•	the announcement of new products or product enhancements by us or our competitors;

•	developments concerning intellectual property rights and regulatory approvals;

•	quarterly variations in our competitors’ results of operations;

•	developments in our industry; and

•	general market conditions and other factors, including factors unrelated to our own operating performance.

          Recently, the stock market in general has experienced extreme price and volume fluctuations. In particular, market prices of securities of specialty chemical products companies have experienced fluctuations that are often unrelated to or disproportionate from the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of shares of our common stock, which could cause a decline in the value of our shares. Price volatility may be worse if the trading volume of our common stock is low.

OUR COMMON STOCK IS CONSIDERED A “PENNY STOCK” AND MAY BE DIFFICULT TO SELL WHEN DESIRED.

          The SEC has adopted regulations that define a “penny stock”, generally, to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock has been less than $5.00 per share. This designation requires any broker or dealer selling our securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of stockholders to sell their shares. In addition, since our common stock is currently quoted on the OTC Bulletin Board, stockholders may find it difficult to obtain accurate quotations of our common stock, may experience a lack of buyers to purchase our shares or a lack of market makers to support the stock price.

A SIGNIFICANT NUMBER OF OUR SHARES ARE ELIGIBLE FOR SALE AND THEIR SALE OR POTENTIAL SALE WILL PROBABLY DEPRESS THE MARKET PRICE OF OUR STOCK.

          Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. As additional shares become available for resale in the public market pursuant to this registration statement, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of our common stock may also be offered from time to time in the open market without registration pursuant to Rule 144, and these sales could have a depressive effect on the market for our common stock. In general, a person who has held restricted shares for a period of one year may, upon the filing of a notification on Form 144 with the SEC, sell common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the prior one week period. These sales may be repeated once during each 3 month period. In addition, any person that is not an affiliate of ours may sell all of his, hers or its restricted shares after the shares have been held for 2 years or more pursuant to Rule 144(k).

WE DO NOT ANTICIPATE PAYING DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE; THEREFORE, YOU SHOULD NOT BUY THIS STOCK IF YOU WISH TO RECEIVE CASH DIVIDENDS.

          We currently intend to retain our future earnings in order to support operations and finance expansion; therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

FORWARD LOOKING INFORMATION

          All statements included in this prospectus, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward looking statements. Such statements are typically characterized by terminology such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” and similar expressions. These statements are based on assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors that our management believes to be appropriate. These forward looking statements are subject to a number of risks and uncertainties, including those risks described in this prospectus under “Risk Factors,” as well as other factors that our management has not yet identified. Any such forward looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward looking statements. We disclaim any duty to update any forward looking statements.

USE OF PROCEEDS

          We do not own any of the shares offered hereby. The selling stockholders will receive all of the proceeds from the sale of shares covered by this prospectus. We will receive none of the proceeds from the sale of the shares by the selling stockholders. If all of the Series C Warrants are exercised in full, we will receive $5,004,000, which will be used for working capital and for general corporate purposes. If all of the warrants issued to C.C.R.I Corporation are exercised in full, we will receive $200,000, which will be used for working capital and for general corporate purposes.

SELLING SECURITY HOLDERS

          We are registering a total of 9,354,000 shares of our common stock, pursuant to the requirements of (i) a Consulting Agreement that we entered into with C.C.R.I. Corporation on May 17, 2004, (ii) a Second Amendment to Securities Purchase Agreement and Registration Rights Agreement that we entered into with certain of the selling stockholders on March 9, 2006 and (iii) Securities Purchase Agreements, Registration Rights Agreement and a First Amendment to Securities Purchase Agreement and Registration Rights Agreement that we entered into with certain of the selling stockholders on March 24, 2006. None of the selling stockholders listed below has ever held any position or office with us.

          On May 17, 2004, we entered into a consulting agreement with C.C.R.I. Corporation for certain investor relations and development services. As consideration for these services, we issued warrants to purchase 100,000 shares of our common stock with an exercise price of $2.00 per share. The underlying shares of common stock issuable upon exercise of the warrants are included in this prospectus.

          On March 18, 2005, we entered into a securities purchase agreement with two private investors with respect to the sale of shares of our common stock, a new Preferred Stock and warrants. The agreement provides for two types of units, designated as 20 Series A units and 42 Series B units, and for several closings. Each Series A unit consisted of 100,000 shares of our common stock and warrants to purchase 50,000 shares of common stock. Each Series B unit consisted of ten shares of Preferred Stock and warrants to purchase 40,000 shares of common stock. Each share of Preferred Stock is convertible into 80,000 shares of common stock at a conversion price of $1.00 per share, and the warrants are exercisable at an exercise price of $1.00 per share.

          Subsequently, on January 26, 2006, we entered into the First Amendment to Securities Purchase Agreement dated as of March 18, 2005. Pursuant to the amendment, the investors agreed to purchase the remaining Series A Units for $580,000, with the closing scheduled to occur on or before February 1, 2006. The investors waived a condition to such a closing in the original agreement related to the required amount of purchase orders we needed to obtain. The agreement was scheduled to expire on its first anniversary, March 18, 2006. the amendment changed that date to the earlier of March 18, 2008 or thirty (30) days after notice of termination from the holder of a majority of the shares issued under the agreement.

          On March 9, 2006, we entered into the Second Amendment to Securities Purchase Agreement dated as of March 18, 2005. Pursuant to the second amendment, one of the investors agreed to purchase three-tenths of one Series B unit, consisting of 3 shares of Preferred Stock and Series B Warrants to purchase 12,000 shares of our common stock, for an aggregate purchase price of $24,000. In addition, the investors have agreed to waive all existing defaults under the purchase agreement, including our failure to timely file a Certificate of Designations for the Preferred Stock and to timely issue common stock certificates and warrants.

          We and the investors also agreed to terminate all further obligations of the investors to purchase and our obligation to sell any remaining Series B units. The remaining Series B units would have consisted of 417 shares of Preferred Stock convertible into an aggregate of 3,336,000 shares of common stock at a conversion price of $1.00 and of warrants to purchase 1,668,000 shares of common stock at an exercise price of $1.00 per share. Instead thereof, we agreed to issue to one of the investors Series C Warrants to purchase 5,004,000 shares of our common stock at an exercise price of $1.00. The Series C Warrant, as well as the Preferred Stock and the Series B Warrant, are subject to anti-dilution provisions in the event that we issue shares of common stock at a price less than the conversion price or the exercise price and contain provisions limiting the holders right to convert or exercise if doing so would cause such holder and its affiliates to beneficially own more than 9.99% of the outstanding common stock.

          On March 24, 2006, we entered into Securities Purchase Agreements with the Purchasers and a First Amendment to Securities Purchase Agreement and Registration Rights Agreement pursuant to which the we raised $5,100,000 in gross cash proceeds from the sale to the Purchasers in a private placement of 4,250,000 shares of our common stock at a price of $1.20 per share.

          The following table sets forth information regarding the shares being registered hereunder, as of March 31, 2006, with respect to the shares owned by the selling stockholders. The number of shares of common stock offered for resale by this prospectus by the selling stockholders was determined by the terms of our agreements with such selling stockholders.

Name of Selling Stockholder	Shares of Common Stock Owned Prior to the Offering (1)		Number of Shares to be Offered for Sale (2)	Number of Shares of Common Stock Owned after Offering (2)	Percentage of Class after Offering

Sherleigh Associates Inc. Profit Sharing Plan	8,286,500	(3)	5,004,000	3,282,500	8.9%

Ursuline Co.	100,000		100,000	0	—

Atlas Allocation Fund L.P.	833,333		833,333	0	—

Bedford Oak Partners, LP	200,000		200,000	0	—

Edward Newman	62,500		62,500	0	—

Knoll Capital Fund II Master Fund, Ltd	312,500		312,500	0	—

Europa International, Inc.	312,500		312,500	0	—

Glen Tobias	100,000		100,000	0	—

James G. Irvine	83,333		83,333	0	—

Jan Arnett	150,000		150,000	0	—

Kerry Propper	83,333		83,333	0	—

Kleopatra Georgiades	100,000		100,000	0	—

Michelle Jaigobind	41,667		41,667	0	—

Christopher Fiore	41,667		41,667	0	—

Paul G. LaRosa	20,833		20,833	0	—

MJR Holdings Inc.	83,333		83,333	0	—

Silverman Sclar Shin & Byrne PLLC Pension Plan	75,000	(4)	25,000	50,000		*

Richard D. Propper	83,333		83,333	0	—

London Family Trust	400,000		400,000	0	—

Heller Capital Investments, LLC	425,000		425,000	0	—

St. Cloud Capital Partners, LP	166,667		166,667	0	—

Stifel, Nicolaus Custodian for Jonathan Berg Roth IRA Account 14992590	41,667		41,667	0	—

MDZNK Partners	41,667		41,667	0	—

Terry Fields	25,000		25,000	0	—

Stanley Grossman	100,000		100,000	0	—

LSJ Holdings	19,864		19,864	0	—

Paul Jolliffe	28,102		28,102	0	—

James K. Price	56,206		56,206	0	—

John Price	19,864		19,864	0	—

Reinaldo Pascual	19,864		19,864	0	—

J. Thomas Presby	19,864		19,864	0	—

Sir Anthony Jolliffe	28,079		28,079	0	—

DW Investments, LLC	56,206		56,206	0	—

OilWorks Partners	168,618		168,618	0	—

C.C.R.I. Corporation	100,000	(5)	100,000	0	—

* Less than 1%

(1) Except as otherwise indicated, the number of shares beneficially owned is determined under rules promulgated by the SEC assuming that the warrants and other convertible securities held by the selling stockholders do not contain any limitations on conversion or exercise, and the information is not necessarily indicative of beneficial ownership for any other purpose. Each selling stockholder has sole voting power and investment power with respect to all shares of common stock listed as owned by that selling stockholder.

(2) We do not know when or in what amounts the selling stockholders will offer shares for sale, if at all. The selling stockholders may sell any or all of the shares included in and offered by this prospectus and any shares that may be sold pursuant to Rule 144 under the Securities Act. Because the selling stockholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares included in and covered by this prospectus will be held by the selling stockholders, but the shares they own that are not covered by this prospectus will be retained.

(3) Represents (a) 2,313,333 shares of common stock held by Sherleigh Associates Inc. Profit Sharing Plan (“Sherleigh”), a trust of which Jack Silver is the trustee; (ii) 266,500 shares of common stock held by Mr. Silver’s children; (iii) 24,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock held by Sherleigh which prohibit conversion thereof to the extent following the conversion the holder or its affiliates would beneficially own more than 9.9% of the total number of issued and outstanding common stock of the Company; (iii) 678,667 shares of common stock issuable upon exercise of warrants held by Sherleigh which warrants prohibit exercise thereof to the extent following the exercise the holder or its affiliates would beneficially own more than 9.9% of the total number of issued and outstanding common stock of the Company; and (iv) 5,004,000 shares of common stock issuable upon the exercise of Series C Warrants held by Sherleigh which warrants prohibit exercise thereof to the extent following the exercise the holder or its affiliates would beneficially own more than 9.9% of the total number of issued and outstanding common stock of the Company. The shares of common stock issuable upon the exercise of the Series C warrants are covered by this prospectus. Mr. Silver, as trustee, is deemed to beneficially own the shares of common stock held by Sherleigh.

(4) Represents (i) 52,500 shares of common stock held by Silverman Sclar Shin & Byrne PLLC Pension Plan, a trust of which Peter Silverman is the trustee; and (ii) 22,500 shares of common stock held by Mr. Silverman.

(5) Represents 100,000 shares of common stock issuable upon exercise of warrants.

DESCRIPTION OF BUSINESS

Overview

          We develop and distribute environmentally friendly specialty chemical products with applications in several industries and markets. Our current line of products includes:

o	KH-30 paraffin dispersant for the oil industry and related products;

o	Uniproof specialty-coated proofing paper for the printing industry; and

o	following additional testing, “Slick Barrier” underwater protective coatings for use in marine applications.

          Through our wholly-owned subsidiary, Green Globe Industries, Inc., we provide the U.S. military with a variety of environmentally friendly, non-hazardous, biodegradable solvents and cleaners under our trade name “Qualchem.” Green Globe is a qualified supplier for the U.S. military and has sales contracts currently in place.

          We have developed and patented a system referred to as our “S2 system,” to work with our environmentally-friendly paraffin dispersants products. This patented technology produces high volumes of steam and heat at variable pressures and temperatures to completely dissolve most deposits of paraffin and asphaltene within oil wells, pipelines or storage tanks. The S2 system apparatus is portable, compact and easy to use. We are further developing the process to enhance and support sales of KH-30 and its related products for the oil industry and for other potential applications.

          A key component of our business strategy is to pursue collaborative joint working and marketing arrangements with established international oil and oil service companies. We intend to enter into these relationships to more rapidly and economically introduce our KH-30 product line to the worldwide marketplace for refinery, tank and pipeline cleaning services. We are currently negotiating potential working arrangements with several companies.

          We provide specialty chemical and graphic arts products to our customers and generated revenues of $1,850,954 for the fiscal year ended March 31, 2005, $972,051 for the fiscal year ended March 31, 2004 and $390,295 for the nine months ended December 31, 2005. As of December 31, 2005, we employed eleven people and use the services of six other individuals under consulting or product/production cooperation arrangements.

Organizational History

          We were originally incorporated in Nevada in 1971 as Aztec Silver Mining Co. We engaged in the manufacturing and distribution of printing equipment from 1995 through 1998. During that period, we began to develop specialty chemical products for use in the printing industry. In March 1998, we discontinued our printing equipment operations and changed our business focus to the development of specialty chemical products.

Business Operations and Principal Products

K-Product Line of Chemicals

          KH-30 is a mixture of modified oils, dispersants and oil-based surfactants designed to control paraffin and asphaltene deposits in oil wells. When applied in accordance with our recommended procedures, KH-30 has resulted in substantial production increases of up to five times in paraffin-affected oil and gas wells by allowing for a faster penetration of paraffin and asphaltene deposits. KH-30 disperses and suspends paraffin and asphaltene in a free-flowing state and prevents solids from sticking to each other or to oil well equipment. KH-30 is patented in the United States, Australia, Russia, Nigeria, Venezuela, Vietnam and the OAPI (the Africa Intellectual Property Organization, which includes the countries of Burkina-Faso, Benin, Central African Republic, Congo, Ivory Coast, Cameroon, Gabon, Guinea, Guinea-Bissau, Mali, Mauritania, Niger, Senegal, Chad and Togo). We have twelve additional country patent applications pending in most of the major oil-producing countries around the world (including the European Union and Canada).

          Although we believe that the application of our K-Line of products on a continuous basis will result in higher production and lower lease operating costs in oil wells, the introduction of our K-Line of products into the oil and gas producing industry has been difficult. Many entrenched players such as the “hot oilers” and the major oil service companies who benefit from high mark-ups on their proprietary products have no incentive to promote the use of our K-Line of products. Moreover, oil production engineers are reluctant to risk damage to a well from a product that does not have the endorsement and backing of a major enterprise. Consequently, the pace of introduction of our K-line of products has been much slower than we initially anticipated. We believe that this situation has begun to change as a result of our marketing efforts with several oil service companies and well owners beginning to use our products after successful trials.

          KX-91 is used for cleanup and stimulation of well bores. It works on all gravities of crudes. Penetrates and disperses faster than KH-30 and has a freeze point of -40F. KX-91 is good for tanks with buildup on the bottom and can be used on pipelines with paraffin and asphaltene blockages.

          KH-30S is an outstanding flow enhancer. Used mainly on heavy crudes to reduce the viscosity and reduce drag and friction. It has been very successful in tanks with high bottoms and should be injected into the oil stream to help enhance flow.

          KDR-75 is effective in reducing friction pressure of petroleum crude and related oil products due to turbulent flow through pipelines and helps restore laminar flow. As a result, an increase in flow rate and productivity with reduced energy consumption can be achieved.

          KX-100 is a product where contact time is limited for removal of a plug. It is fast acting and an outstanding dispersant that can be used in temperatures as low as -25F. It can be used in nearly any application with great results.

          KX-105DS-A Degreaser is a strong multi-functional, non-hazardous chemical cleaning compound designed to dissolve and remove tough heavy organic and sludge deposits. It possesses strong wetting, penetrating, dispersing and solvating properties. Hence, safe for use in oil field cleaning applications.

          KX-104PDC is designed to reduce pour point, gel point, or cloud point of crude oil and improve its cold flow property and pumpability in oil field processing applications.

          KX-200-A Pentrant is a proprietary chemical composition, specifically developed to handle problems with paraffin and asphaltene blockages and high viscosity crude with flow impairment.

          KX-404 EB is specifically formulated to destabilize both, oil-in-water and water-in-oil type emulsions when used in low treatment dosages of 50-100 PPM with minimal contact time. It triggers kinetically and thermodynamically unstable, weaker, transient emulsion phase into a sharp clean break down of oil & water phase. The application of steam heat up to 150-200F will activate and speed up demulsification.

Additional Product Line of Chemicals

          AS-12 is an acidic cleaner in liquid form, which has been formulated to aid in the removal of Iron Sulfide and mild depositions of Calcium Carbonate from down-hole equipment surfaces and any other locations where a low pH may be advisable. Due to its very low pH, it is recommended that general safety precautions be observed while handling the concentrated material, wearing suitable facial and skin precautions.

          CI-95 is formulated around an oil-soluble, water-dispersible filming amine designed for use in sour gas and producing oil wells. It is a liquid compound, which has been formulated to give a very tenacious film with an extended persistency without undesirable “gunking” on the down-hole tubulars.

          SCI-97 Quatemary Surfacant is designed for use in down-hole cleanups in producing oil wells. It is a quatemary ammonium chloride compound which has been successfully used to clean the down-hole surfaces in producing wells, as well as in salt water disposal and injections systems, while at the same time water-wetting the solids to assist in removing these from the produced crude oil.

          SI-15 Scale Inhibitor is a broad based spectrum, high-calcium tolerant, water soluble scale inhibitor which has been formulated to inhibit the formation and deposition of Calcium Carbonate scale in oil field brines. SI-15 will complex well with the calcium cations, impeding crystal growth and subsequent scale formation and deposition.

          HI-17 is an aqueous solution of an alkyl amine along with other proprietary ingredients, which is used to prevent precipitation of sodium chloride crystals from high chloride brines. It may be applied over the wide range of temperatures and pressures, which are typically found in producing oil and gas wells with little to no impact on performance.

Uniproof Proofing Paper

          We have developed a photo-sensitive coating that is applied to paper to produce what is known in the printing industry as proofing paper or “blue line” paper. We developed this formulation over several years of testing. The formulation is technically in the public domain as being within the scope of an expired patent of duPont. However, other companies have not duplicated the exact formulation utilized by us, to the best of our knowledge, and we protect it as a trade secret.

          We introduced our proofing paper in June 1999. Sales of Uniproof proofing paper totaled $546,096 for the fiscal year ended March 31, 2005, $481,636 for the fiscal year ended March 31, 2004 and $106,741 for the nine months ended December 31, 2005.

Slick Barrier

          Slick Barrier is an underwater protective coating, which prevents the adherence of barnacles to boat hulls. The product is environmentally friendly and biodegradable, which we believe to be particularly appealing in fresh water marine applications. The product is currently being tested on pleasure boats throughout the United States and Europe. A patent application for “Slick Barrier” was filed in 2003, and we are applying for trademark protection both nationally and internationally. We expect to release this product at the end of 2006, although no specific date has been set.

GreenGlobe Industries

          In November 1998, we acquired all of the outstanding shares of Green Globe in exchange for 30,000 shares of our common stock. Green Globe is operated as a separate subsidiary and sells its products under the trade name Qualchem.’TM’ The acquisition of Green Globe has given us access to the chemistry and product lines of Green Globe which include environmentally friendly paint strippers and cleaners, many of which have been qualified for use by the U.S. military. Of particular note in the Green Globe line was the development of dual package cleaning and drying “wipes” which produce a clear, non-reflective coating on glasses, computer screens and instrument panels. The wipes were developed, and have received U.S. military approval, for the cleaning of the instrument panels of combat aircraft.

Manufacturing and Sales

          All of the raw materials necessary for the manufacture of our products are generally available from multiple sources, although we have negotiated favorable arrangements with our current suppliers and would have to repeat the process if one or more of our current suppliers were no longer to be able to supply these raw materials to us. We do not own any special manufacturing facilities. Our chemical products are generally manufactured by contract blenders at a number of different locations. This method of manufacturing has reduced the need for us to invest in facilities and to hire the employees to staff them. Chemical blenders are relatively easy to replace and are bound by confidentiality agreements, where appropriate, which obligate them not to disclose or use our proprietary information.

          We are not responsible for any environmental expenditures with respect to the manufacturing of our products. First, the chemical products that we use are generally “environmentally friendly” products in that they are low in toxicity and rank high in biodegradability. Further, any environmental issues involved in manufacturing are the responsibility of the blending facilities, provided they receive adequate and accurate information from us as to the components of the chemicals involved.

          Currently, the photosensitive coating for our Uniproof proofing paper is applied by an independent coater who is bound by a confidentiality agreement that obligates it not to disclose or use our confidential information. We believe this facility has the capacity to meet our production needs for the foreseeable future and also meets all environmental manufacturing regulations now or expected to be enacted. We believe that the services of this facility can be duplicated by others. We believe the need for a contract with the coater is obviated by the coater’s clear economic benefit from continuing to provide services to us. We are more concerned about a precipitous event, such as damage to the coater’s facility, which could result in an interruption of Uniproof production. We believe that alternate coating sources do exist and that the coater could be replaced, although with at least some interruption in production flow.

          We sell our Uniproof proofing paper to three customers. The largest, The Alameda Company of Anaheim, California, accounted for approximately 99% of our graphic arts sales and 29.5% of our total customer sales for the fiscal year ended March 31, 2005. In fiscal 2004, Alameda accounted for approximately 93% of our graphic arts sales and 46.2% of our total customer sales. Alameda accounted for approximately 99% of our graphic arts sales and 27% of our total customer sales for the nine months ended December 31, 2005. Revenue from Alameda is expected to continue to decline as a percentage of our total revenues. A decision by Alameda to discontinue its relationship with us could result in a significant loss of revenue to us.

          In the fiscal year ended March 31, 2005, Bariven, S.A., purchased our KH-30 and KX-91 oil well cleaning products, which accounted for approximately 39.4% of our total customer sales. In the fiscal year ended March 31, 2004, Altena Cleaning B.V., accounted for 10.2% of our total customer sales. For the nine months ended December 31, 2005, Howard Energy Co. Inc. and Facility Solution, Ltd. purchased our KH-30 and KX-91 oil well cleaning products, which accounted for approximately 25.7% of our total customer sales.

          Except for these current and former customers, no other single entity has accounted for more than 10% of our sales during any of the fiscal years ended March 31, 2005 and 2004 and for the nine months ended December 31, 2005.

          All of our products are sold in U.S. dollars and, therefore, we have had no foreign currency fluctuation risk.

          Our current operations do not require a substantial investment in inventory other than minimum commitments to our distributors. However, we anticipate that any growth in our business will require us to maintain higher levels of inventory.

          Our order backlog at December 31, 2005 was insignificant as we generally ship product as orders are received.

Marketing and Distribution

          We have engaged the services of independent contractors to market our K-Product Line of chemicals. These contractors work under various non-exclusive commission and distribution agreements and have substantial contacts among oil well owners and major oil companies in the United States, Mexico, South America, Africa, Europe and the Middle East. These contractors earn a commission based upon the sales value of the products that they sell. These independent contractors use our marketing materials, brochures and website to interest clients and to describe the attributes of our products.

          Although we have not achieved the volume of sales we had anticipated for the oil dispersant products, there have been significant barriers to entry in this market. Most of these potential customers require substantial testing of our product to prove its efficacy at cleaning wells, tanks and flow lines. In many cases, additional laboratory testing is required to prove that our chemical products are compatible with refinery systems and will not interfere with certain chemical processes and safety requirements of the potential clients. This process of testing has taken a great deal longer than was originally anticipated. We believe that we have made significant inroads and expect a higher volume of sales in the next fiscal year ending March 31, 2007.

Research and Development

          Our K-Product Line of chemical products for the oil industry and Uniproof proofing paper are developed and ready for market. Slick Barrier is in testing. All of these products are the result of research and development expenditures paid to vendors, excluding allocation of internal costs, estimated to be $212,613 and $229,219, for the fiscal years ended March 31, 2005 and 2004 respectively and $142,615 for the nine months ended December 31, 2005. We have had available the services of one research chemist and one analytical chemist, as well as one petroleum engineer, to lead in the development of our products. A significant amount of market adaptation has taken place in the field involving the development of application procedures for products. We do not anticipate having to make significant research and development expenditures on existing products in the future. However, we do expect to continue to develop new products to complement our existing product lines.

Competition

          We compete directly or indirectly with other producers of specialty chemical products with similar uses, most of which are more established companies and have greater resources than we have. Generally, we attempt to compete by offering what we hope to be lower prices and better service. However, our KH-30, KX-91 and KH-30S products for the oil industry are often more expensive, and with these products we attempt to compete by emphasizing product effectiveness and environmental safety.

          For our Uniproof proofing paper, our principal competition is E.I. duPont de Nemours & Co., which controls in excess of 95% of the United States proofing paper market estimated to be $80 million to $100 million per year. Currently, we have been able to compete with duPont in terms of what we believe to be better prices and service. We believe the market will continue to welcome an alternative to duPont and we plan to continue our current marketing practices.

Proprietary Technologies

          With respect to our formulations, which are proprietary, we have patented our KH-30 oil well cleaner in the United States, Australia, Russia, Nigeria, Venezuela, Vietnam and OAPI. We also have twelve additional country patent applications pending in most of the major oil-producing countries around the world (including the European Union and Canada). We believe our patent is strong and will help our competitive position. However, we are aware that others may try to imitate our product or invalidate our patents. We have in the past vigorously enforced our trade secrets such as the one relating to our Uniproof proofing paper, and intend to continue to do so in the future. However, we recognize that intellectual property rights provide less than complete protection. We believe that no other company is currently producing a product similar to KH-30.

          In addition to applying for patent protection on our KH-30 product, we have also registered “KH-30” as a trademark. Trademark protection has also been obtained for the “Uniproof” name for our proofing paper. We anticipate applying for both patent and trademark protection for our other products in those jurisdictions where we deem such protection to be beneficial.

Employees

          As of December 31, 2005, we employed eleven people and had available the services of six other individuals under consulting or product/production cooperation arrangements. The latter arrangement is meant to include a situation where a chemist, engineer or significant marketing person is engaged by an organization under contract with us to manufacture or market one or more of our products.

          None of our employees is represented by a union. We consider our relations with our employees to be good.

DESCRIPTION OF PROPERTY

          We lease 9,600 square feet of office space at 600 Meadowlands Parkway, #20, Secaucus, New Jersey 07094. Under the terms of the lease, which runs through June 2007, the monthly rent was $8,635 through June 2004, then the monthly rent increased to $9,035 for the remainder of the lease.

          We use independent non-affiliated contract chemical blending and manufacturing facilities in various locations around the United States for the manufacture of our products. We contract the production of our products to independent manufacturers and blenders and our products are therefore produced at the manufacturing facilities of those entities. We do not own any manufacturing facilities.

LEGAL PROCEEDINGS

          In July 2002, an action was commenced against us in the Court of Common Pleas of South Carolina, Pickens County, brought by Quantum International Technology, LLC and Richard J. Barrett. Plaintiffs allege that they were retained as a sales representative of ours and in that capacity made sales of our products to the United States government and to commercial entities. Plaintiffs further allege that we failed to pay to plaintiffs agreed commissions at the rate of 20% of gross sales of our products made by plaintiffs. The complaint seeks an accounting, compensatory damages in the amount of all unpaid commissions plus interest thereon, punitive damages in an amount treble the compensatory damages, plus legal fees and costs. Plaintiffs maintain that they are entitled to receive an aggregate of approximately $350,000 in compensatory and punitive damages, interest and costs. In June 2003, the action was transferred from the court in Pickens County to a Master in Equity sitting in Greenville, South Carolina and was removed from the trial docket. The action, if tried, will be tried without a jury. No trial date has yet been scheduled. We believe we have meritorious defenses to the claims asserted in the action and intend to vigorously defend the case. The outcome of this matter cannot be determined at this time.

          No other legal proceedings are currently pending or threatened against us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

          As of March 31, 2006, there were approximately 465 record holders of our common stock and there were 31,005,882 shares of our common stock outstanding. We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future.

          The following table shows the high and low bid prices of our common stock as quoted on the OTC Bulletin Board by quarter during each of our last two fiscal years ended March 31, 2006 and 2005. These quotes reflect inter-dealer prices, without retail markup, markdown or commissions and may not represent actual transactions. The information below was obtained from those organizations, for the respective periods.

Fiscal Year ended March 31	Quarter	High	Low

2005	First Quarter (April-June 2004)	$1.08	$.52
	Second Quarter (July-September 2004)	1.43	.86
	Third Quarter (October-December 2004)	1.25	.50
	Fourth Quarter (January-March 2005)	1.40	.46

2006	First Quarter (April-June 2005)	$1.81	$1.06
	Second Quarter (July-September 2005)	2.85	1.33
	Third Quarter (October-December 2005)	2.70	1.47
	Fourth Quarter (January-March 2006)	2.20	1.41

2007	First Quarter (April 1, 2006 – April 21, 2006)	$2.08	$1.62

          The high and low bid prices for shares of our common stock on April 21, 2006 were $1.72 and $1.90 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Dividend Policy

          While there are no restrictions on the payment of dividends, we have not declared or paid any cash or other dividends on shares of our common stock in the last two years, and we presently have no intention of paying any cash dividends in the foreseeable future. Our current policy is to retain earnings, if any, to finance the expansion of our business. The future payment of dividends will depend on the results of operations, financial condition, capital expenditure plans and other factors that we deem relevant and will be at the sole discretion of our board of directors.

Equity Compensation Plan Information

          The following table provides information regarding the status of our existing equity compensation plans at March 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding option, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the second column)

Equity compensation plans approved by security holders	3,455,000	$1.20	545,000

Equity compensation plans not approved by security holders	5,125,000	$1.63	—

Total	8,580,000		545,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

          You should read the following description of our financial condition and results of operations in conjunction with the financial statements and accompanying notes included in this prospectus beginning on page F-1.

Overview

          We develop and distribute environmentally friendly specialty chemical products with applications in several industries and markets. Our current line of products includes:

•	KH-30 paraffin dispersant for the oil industry and related products;

•	Uniproof specialty-coated proofing paper for the printing industry; and

•	following additional testing, “Slick Barrier” underwater protective coatings for use in marine applications.

          Through our wholly owned subsidiary, Green Globe Industries, Inc., we provide the U.S. military with a variety of environmentally friendly, non-hazardous, biodegradable solvents and cleaners under our trade name “Qualchem.” Green Globe is a qualified supplier for the U.S. military and has sales contracts currently in place.

          We have developed and patented a system referred to as our “S2 system,” to work with our environmentally friendly paraffin dispersants products. This patented technology produces high volumes of steam and heat at variable pressures and temperatures to completely dissolve most deposits of paraffin and asphaltene within oil wells, pipelines or storage tanks. The S2 system apparatus is portable, compact and easy to use. We are further developing the process to enhance and support sales of KH-30 and its related products for the oil industry and for other potential applications.

          A key component of our business strategy is to pursue collaborative joint working and marketing arrangements with established international oil and oil service companies. We intend to enter into these relationships to more rapidly and economically introduce our KH-30 product line to the worldwide marketplace for refinery, tank and pipeline cleaning services. We are currently negotiating potential working arrangements with several companies.

Recent Developments

          On March 9, 2006, pursuant to a Second Amendment to Securities Purchase Agreement with certain investors one of the investors agreed to purchase three-tenths of one Series B unit, consisting of 3 shares of Preferred Stock and warrants to purchase 12,000 shares of our common stock, for an aggregate purchase price of $24,000. We and the investors also agreed to terminate all further obligations of the investors to purchase and our obligation to sell any remaining Series B units. The remaining Series B units would have consisted of 417 shares of Series A Convertible Preferred Stock convertible into an aggregate of 3,336,000 shares of common stock at a conversion price of $1.00 and of warrants to purchase 1,668,000 shares of common stock at an exercise price of $1.00 per share. Instead thereof, we agreed to issue to one of the investors warrants to purchase 5,004,000 shares of our common stock at an exercise price of $1.00.

          On March 24, 2006, we raised $5,100,000 in gross cash proceeds from the sale to the Purchasers in a private placement of 4,250,000 shares of our common stock at a price of $1.20 per share.

Critical Accounting Policies and Estimates

          The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

          On an ongoing basis, we evaluate our estimates, including those related to product returns, bad debts, inventories, intangible assets, long-lived assets and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

          Our primary source of revenue is from sales of our products. We recognize revenue upon shipment and transfer of title.

Allowance for Doubtful Accounts

          We monitor our accounts and note receivable balances on a monthly basis to ensure they are collectible. On a quarterly basis, we use our historical experience to determine our accounts receivable reserve. Our allowance for doubtful accounts is an estimate based on specifically identified accounts, as well as general reserves. We evaluate specific accounts where we have information that the customer may have an inability to meet its financial obligations. In these cases, management uses its judgment, based upon the best available facts and circumstances, and records a specific reserve for that customer against amounts due to reduce the receivable to the amount that is expected to be collected. These specific reserves are re-evaluated and adjusted as additional information is received that impacts the amount reserved. We also establish a general reserve for all customers based upon a range of percentages applied to aging categories. These percentages are based on historical collection and write-off experience. If circumstances change, our estimate of the recoverability of amounts due to us could be reduced or increased by a significant amount. A change in estimated recoverability would be accounted for in the period in which the facts that give rise to the change become known.

Results of Operations

Nine Months Ended December 31, 2005 Compared to the Nine Months Ended December 31, 2004

          Revenues. Revenues for the nine-month period ended December 31, 2005 were $390,295, a $802,204 or 67% decrease from revenues of $1,192,499 in the comparable nine-month period ended December 31, 2004. The decrease in revenues was due to lower levels of specialty chemicals and Uniproof proofing paper sales during the nine months ended December 31, 2005. Specialty Chemicals, which includes sales of our KH-30 products and Green Globe/Qualchem products, decreased by $359,703 to $283,554, or 56% compared to $643,257 in the comparable nine month period ended December 31, 2004. The decrease was primarily related to a 63% decrease in sales of our KH-30 family of oil field dispersant products reflecting a lower level of orders partially offset by a 20% increase in Green Globe/Qualchem military sales. Uniproof proofing paper sales decreased $442,501 to $106,741, or 81% compared to $549,242 in the comparable nine month period ended December 31, 2005. The decrease was primarily related to fewer orders from our primary customer.

          Cost of Goods Sold. Cost of goods sold decreased 58% to $250,504 or 64% of sales, for the nine-month period ended December 31, 2005 from $589,893 or 49% of sales, for the nine-month period ended December 31, 2004. The decrease in cost of goods sold and higher percentage of sales was due to the lower sales level.

          Gross Profit. Gross profit for the nine-month period ended December 31, 2005 was 36% or $139,791, a $462,815 or 77% decrease from a 51% gross profit or $602,606 in the corresponding period of fiscal 2004. The decrease in gross profit and gross profit percentage reflect the lower levels of sales of specialty chemicals and Uniproofing paper.

      Operating Costs and Expenses

          Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $471,319, or 24% to $2,409,362, or 6,173% of revenues for the nine-month period ended December 31, 2005 from $1,938,043, or 163% of revenues for the nine-month period ended December 31, 2004. The increase in selling, general and administrative expenses was primarily related to an increase in salaries due to the exercise of options, benefits and bad debts partially offset by a decrease in professional fees and travel and entertainment.

          Depreciation and Amortization. Depreciation and amortization decreased by $10,052, or 16% to $51,986 for the nine months ended December 31, 2005 as compared to $62,038 for the nine months ended December 31, 2004. The decrease was due to the Company’s use of an accelerated method of depreciation, offset by a slight increase in fixed assets.

          Interest Expense. The Company had interest expense of $576,894 for the nine-month period ended December 31, 2005 compared with interest expense of $208,361 in the corresponding period in 2004. The increase was due to the additional warrants issued to the holder of the convertible term note issued in February 2005 and satisfied in August 2005.

          Net Loss. The nine-month period ended December 31, 2005 resulted in a net loss of $2,898,419 or $0.12 per share compared to a net loss of $1,598,052 or $0.07 per share for the comparable period ended December 31, 2004. The average number of shares of common stock used in calculating earnings per share increased by 2,481,697 to 24,791,025 shares at December 31, 2005 compared with 22,309,328 at December 31, 2004 as a result of 2,000,615 shares issued for the conversion of the note payable and interest payable, 1,275,000 shares issued in connection with the private placement and 300,000 shares issued in connection with the exercise of options.

Fiscal Year Ended March 31, 2005 Compared to Fiscal Year Ended March 31, 2004

          Sales. Sales increased to $1,850,954 for the year ended March 31, 2005 from $972,051 for the year ended March 31, 2004. The $878,903 or 90% increase in sales was due to higher sales of Specialty Chemicals and Uniproof proofing paper. Sales for our specialty chemical products including KH-30 and KX-91, and our Green Globe / Qualchem product line increased by 168%. The increase was primarily related to a 199% increase in sales of our KH-30 family of oil field dispersant products reflecting a higher level of orders. This was partially offset by a 61% decline in the level of U.S. Military sales during the year. We believe that last fiscal year the U.S. Government stocked up on orders and then cut its orders during the 2005 fiscal year due to other military priorities. Our three largest customers accounted for 72% of revenues for the year ended March 31, 2005 compared with 56% for the comparable period in 2004. Uniproof proofing paper sales increased by 14% due to higher level of orders from our primary customer.

          Cost of Goods Sold. Cost of goods sold increased to $759,064 or 41% of sales, for the year ended March 31, 2005 from $516,647, or 53% of sales, for the year ended March 31, 2004. The increase in cost of goods sold was due to the increased sales of KH-30 products compared to the prior year and an increase in the volume of Uniproof proofing paper sales compared to the prior fiscal year.

          Selling, General and Administrative Expenses. General and administrative expenses decreased to $2,581,033 or 139% of sales, for the year ended March 31, 2005 from $2,674,968, or 275% of sales, for the year ended March 31, 2004. The slight decrease in selling, general and administrative expenses are primarily related to lower salaries and benefits due to the departure of certain executives, lower travel and entertainment expenses, bad debts, laboratory expenses and insurance partially offset by an increase in professional fees.

          Oil Well Operating and Maintenance Cost - net. In April 2004, we sold the oil well leases located in Laramie County, Wyoming for $15,000, and a 4.5% royalty on all future oil sales from these wells. The Company recognized no gain or loss on the sale of the oil well leases.

          Impairment loss. During the year ended March 31, 2005, we tested our goodwill by estimating its fair value using a discounted cash flow analysis. As a result, we recorded a goodwill impairment charge of $2,010 related to the Green Globe segment. During the year ended March 31, 2004, we recorded a $51,310 impairment charge related to the Green Globe segment. We also recorded a $70,467 impairment loss related to the oil leases held by United Energy Oil Corp.

          Depreciation, Amortization and Depletion. Depreciation, amortization and depletion decreased to $84,401 for the year ended March 31, 2005 from $127,177 for the year ended March 31, 2004 reflecting additions to fixed assets and capitalized legal costs related to patent filings, offset by the sale of the oil leases. Depletion expenses was not material.

          Interest Expense. Interest expense increased to $287,118 for the year ended March 31, 2005 compared with $6,683 for the year ended March 31, 2004. The increase was due to interest on the $1,750,000 convertible term note issued March 2004.

          Net Loss. For the year ended March 31, 2005, we incurred a net loss of $1,854,876, or $0.08 per share, as compared to a net loss of $2,569,098 for the year ended March 31, 2004, or $0.12 per share. The average number of shares of common stock used in calculating earnings per share increased to 22,365,901 from 22,180,270 shares.

Liquidity and Capital Resources

           Since 1995, operations have been financed primarily through loans, equity contributions from directors and executive officers and from third parties supplemented by funds generated by our business.

           As of December 31, 2005, the Company had $83,658 in cash and cash equivalents, as compared to $365,610 at March 31, 2005. The $281,952 decrease in cash and cash equivalents was due to net cash used in operating activities of $1,030,108, net cash used in investing activities of $56,577, partially offset by net cash provided by financing activities of $804,733. Cash used in investing activities consisted of employee loans of $22, $25,846 related to patent applications for KH-30 and the S-2 technology and the purchase of production equipment and other fixed assets of $30,709. Cash provided by financing activities consisted of proceeds from related parties of $200,000, proceeds from the exercise of stock options of $345,000, proceeds from the issuance of common stock of $380,000, the receipt of stock subscription receivable of $13,333, partially offset by the payment of related party payable of $133,600.

           Net Cash Used in Operating Activities. During the fiscal year ended March 31, 2005, net cash used in operating activities was $1,887,981 compared with $1,913,167 for the fiscal year ended March 31, 2004.

           Net Cash Used in Investing Activities. During the fiscal year ended March 31, 2005, net cash used in investing activities decreased to $24,701 compared with $280,000 for the year ended March 31, 2004. The decrease was primarily a result of a reduced level of expenditures for purchase of fixed assets to support operations and capitalized legal fees required to file patent applications for our KH-30, KX-91 and S2 system, as well as $15,000 in proceeds from the sale of the oil wells.

          Net Cash Provided by Financing Activities. Net cash generated from financing activities decreased to $760,267 resulting from $626,667 of proceeds from our private placement in March 2005, as discussed below and a loan from the Chairman of the Board of $133,600. This compares to cash provided from financing activities of $1,590,250 for the year ended March 31, 2004 resulting from the net proceeds from sale of a secured convertible term note on March 24, 2004 in the amount of $1,750,000, which was partially offset by $159,750 of financing costs.

          As of December 31, 2005 the Company had no backlog. Backlog represents products that the Company’s customers have committed to purchase. The Company’s backlog is subject to fluctuations and is not necessarily indicative of future sales.

          During the fiscal years ended March 31, 2005 and 2004, the Company has recorded aggregate losses from operations of $4,423,974 and has incurred total negative cash flow from operations of $3,801,148 for the same two-year period. During the nine months ended December 31, 2005, the Company experienced a net loss from operations of $2,898,419 and negative cash flow from operating activities of $1,030,108. The Company does not currently have an operating line of credit.

          The report of the independent registered public accounting firm with respect to our financial statements included in this prospectus includes a “going concern” qualification, indicating that our recurring losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

          Our continued existence is dependent upon several factors, including increased sales volumes, collection of existing receivables and the ability to achieve profitability from the sale of our product lines. In order to increase our cash flow, we are continuing our efforts to stimulate sales and cut back expenses not directly supporting our sales and marketing efforts.

          On March 18, 2005, we entered into a securities purchase agreement with two private investors with the respect to the sale of shares of our common stock and warrants. The agreement provides for two types of units, designated as Series A and Series B.

          The Series A Units each consist of 100,000 shares of our common stock and a Series A Warrant to purchase 50,000 shares of our common stock at $1.00 per share, subject to adjustment. The Series A Warrants expire five (5) years from the date they are issued. The purchase price for each Series A Unit is $80,000. the securities purchase agreement provides for the sale of up to twenty (20) Series A Units.

          On March 18, 2005, the contract date, the company issued 8 Series A Units or 800,000 shares of its common stock for a purchase price of $640,000.

          The Series B Units each consist of ten (10) shares of a new class of preferred stock that will be converted into 80,000 shares of our common stock in the aggregate, subject to adjustment, and Series B Warrant to purchase 40,000 shares of our stock at $1.50 per share. The Series B Warrants expire five (5) years from the date they are issued. The purchase price for each Series B Unit is $80,000. The securities purchase agreement provides for the sale of up to forty-two (42) Series B Units.

          During the nine months ended December 31, 2005, the Company issued 4.75 additional Series A Units or 475,000 shares of its common stock for a purchase price of $380,000 as per the securities purchase agreement dated March 18, 2005.

          During January 2006, the Company issued the remaining 7.25 Series A Units or 725,000 shares of its common stock for a purchase price of $580,000 as per the securities purchase agreement dated March 18, 2005.

          On January 26, 2006, the Company entered into the First Amendment to the securities purchase agreement dated March 18, 2005. The agreement was scheduled to expire on its first anniversary, March 18, 2006. The amendment changes that date to the earlier of March 18, 2008 or thirty (30) days after notice of termination from the holder of a majority of the shares issued under the agreement. For the period beginning on the date of the amendment through June 30, 2007, the consent of the majority holder is required for the Company to do any of the following:

(i) contract for equity financing or debt financing with an equity component or issue any equity securities or securities convertible to equity;

(ii) incur indebtedness in excess of $250,000 other than trade debt in the ordinary course of business;

(iii) merge or consolidate or sell, transfer or license our assets outside of the ordinary course of business;

(iv) enter into an operating or capital lease in a transaction or series of transactions with annual payments in excess of

$250,000;

(v) make capital expenditures in excess of $125,000 per fiscal year;

(vi) grant exclusive distribution rights with respect to any of our products; or

(vii) permit any of our officers to sign or endorse any check, note, draft or other form of indebtedness in excess of $5,000 without the prior written authority of our Chairman.

          We also agreed that from the date of the amendment through March 18, 2009 we will not negotiate or contract for a future offering without first providing to the investors a ten-day right of first refusal to participate in the future offering. To the extent the investors choose not to participate, we will then have 60 days to complete the future offering without re-offering the investors the right to participate.

          During the period from the date of the amendment through March 18, 2008, the majority holder has the right to designate someone to receive notices of our Board of Directors meetings and attend as an observer.

          For so long as the investors hold 1,500,000 shares of common stock equivalents (meaning shares of common stock and other securities convertible to or exercisable for common stock), the majority holder shall have the right to designate a majority of the members of our Board of Directors in the event of any of the following, referred to as triggering events:

(i) if we fail to have gross revenue of at least $5,000,000 for the six months ending September 30, 2006;

(ii) if we breach any of our representations, warranties, agreements, covenants, terms or obligations under the securities purchase agreement or ancillary agreements; or

(iii) if the investors purchase an aggregate of twenty-one or more Series B Units

          On March 9, 2006, we entered into the Second Amendment to Securities Purchase Agreement dated March 18, 2005. Pursuant to the second amendment, one of the investors agreed to purchase three-tenths of one Series B unit, consisting of 3 shares of Preferred Stock and Series B Warrants to purchase 12,000 shares of our common stock, for an aggregate purchase price of $24,000. In addition, the investors have agreed to waive all existing defaults under the purchase agreement, including our failure to timely file a Certificate of Designations for the Preferred Stock and to timely issue common stock certificates and warrants.

          We and the investors also agreed to terminate all further obligations of the investors to purchase and our obligation to sell any remaining Series B units. The remaining Series B units would have consisted of 417 shares of Preferred Stock convertible into an aggregate of 3,336,000 shares of common stock at a conversion price of $1.00 and of warrants to purchase 1,668,000 shares of common stock at an exercise price of $1.00 per share. Instead thereof, we agreed to issue to one of the investors Series C Warrants to purchase 5,004,000 shares of our common stock at an exercise price of $1.00. The Series C Warrant, as well as the Series A Convertible Preferred Stock and the Series B Warrant, are subject to anti-dilution provisions in the event that we issue shares of common stock at a price less than the conversion price or the exercise price and contain provisions limiting the holders right to convert or exercise if doing so would cause such holder and its affiliates to beneficially own more than 9.99% of the outstanding common stock.

          On March 24, 2006, we entered into Securities Purchase Agreements with the Purchasers named therein and a First Amendment to Securities Purchase Agreement and Registration Rights Agreement pursuant to which the we raised $5,100,000 in gross cash proceeds from the sale to the Purchasers in a private placement of 4,250,000 shares of our common stock at a price of $1.20 per share.

Concentration of Risk

          The Company sells its Uniproof proofing paper to three customers. One of these customers constitutes 99% of Graphic Arts sales and 27% of total customer sales for the fiscal year ended March 31, 2005 and 99% of Graphic Arts sales and 27% of total customer sales for the nine months period ended December 31, 2005. The loss of this customer would have adverse financial consequences to the Company. We have provided liberal credit terms to this customer and there is a risk that a certain amount of this receivable balance may prove to be uncollectible. The Company believes that this customer will purchase additional product and the Company would use that as leverage to collect any outstanding balances.

Contractual Obligations

          Below is a table which presents our contractual obligations commitments at March 31, 2005:

Contractual Obligation	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years

Convertible note	$1,600,000	$583,330	$1,016,670	$—	$—
Operating leases	305,432	137,028	165,922	2,482	—

Total contractual cash obligations	$1,905,432	$720,358	$1,182,592	$2,482	$—

Reporting by Segments

          We are primarily a specialty chemicals company because of our determination in fiscal 1998 to close our printing equipment division and focus on our KH-30 oil well cleaner and related products. However, a significant portion of our revenues has been related to the printing and the graphic arts industry. We believe that in the future our chemical sales will increase and that our reliance on the graphic arts segment of the company will decrease. During the past two fiscal years, we have derived additional revenues by acting as a graphic arts products distributor.

          We do devote almost all of our time and effort into selling, promoting and developing our chemical products and we are continuing to increase our marketing efforts to develop new products as extensions of our original KH-30 product. We do believe that in the future our sales will increase. We also believe that our reliance on the graphic arts segment of the company will decrease.

          The following table shows the proportion of total revenues by segment in each of the last two fiscal years:

Fiscal Year	Graphic Arts	Specialty Chemicals

2004	$486,075	$ 485,976
2005	$549,462	$1,301,492

Off-Balance Sheet Arrangements

          We do not currently have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

Inflation

          We do not believe that inflation in the cost of our raw materials has had in the past or will have in the future any significant negative impact on our operations.

Recently Issued Accounting Standards

          In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”). This revised accounting standard eliminates the ability to account for share-based compensation transactions using the intrinsic value method in accordance with APB Opinion No. 25 and requires instead that such transactions be accounted for using a fair-value-based method. SFAS No. 123R requires public entities to record noncash compensation expense related to payment for employee services by an equity award, such as stock options, in their financial statements over the requisite service period. SFAS No. 123R is effective as of the beginning of the first interim or annual period that begins after December 15, 2005 for small business issues. The Company does not plan to adopt SFAS No. 123R prior to its fourth-quarter of fiscal 2006. The Company expects that the adoption of SFAS No. 123R will have a negative impact on the Company’s consolidated results of operations. The Company has historically provided pro forma disclosures pursuant to SFAS No. 123 and SFAS No. 148 as if the fair value method of accounting for stock options had been applied, assuming use of the Black-Scholes option-pricing model. Although not currently anticipated, other assumptions may be utilized when SFAS No. 123R is adopted.

Quantitative and Qualitative disclosures About Market Risk

          The market risk inherent in our market risk sensitive instruments and positions are the potential losses arising from adverse changes in interest rate and foreign currency exchange rates.

Interest Rates

          At March 31, 2005, the Company had a loan that had a variable interest rate. The loan, which had an outstanding balance of $1,600,000 at March 31, 2005, was obtained in March 2004 and has a three-year term. The loan accrues interest at the greater of the prime rate of interest (as published in the Wall Street Journal) or 4% per annum. A one-percentage point increase in the prime rate of interest affecting our term loan would increase our net loss by $16,000 over the next fiscal year. During the nine months ended December 31, 2005, the $1,600,000 in principal and $492 of interest of the loan was converted into 2,000,615 shares of common stock.

Foreign Currency Exchange Rates

           Although our business is international in scope, to date our product sales have been all U.S. dollar-denominated. As we expand, we may be affected by exchange rate fluctuations in foreign currencies relative to the U.S. dollar. We do not currently use derivative financial instruments to hedge our exposure to changes in foreign currency exchange rates.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

          The following table shows the positions held by our board of directors and executive officers and their ages as of March 31, 2006.

Name	Age	Position

Ronald Wilen	67	Chairman of the Board and Director
Brian King	53	Chief Executive Officer and Secretary
James McKeever, CPA	40	Interim Chief Financial Officer
Louis Bernstein	56	Director
Andrea Pampanini	65	Director
Martin Rappaport	69	Director

          The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers and directors are as follows:

          Ronald Wilen. Mr. Wilen has served as a member of our board since October 1995. Mr. Wilen served as our Chief Executive Officer from October 1995 to September 2004, our President from October 1995 to August 2001 and has been our Chairman of the Board since August 2001.

          Brian King. Mr. King was appointed as the company’s Chief Executive Officer in September 2004 and as the Company’s Secretary in March 2005. Prior to joining United Energy he was employed by Concord Camera Corp., a publicly traded company, from 1996 through 2004. During his tenure with Concord, Mr. King held several senior level officer positions including Chief Operating Officer and Senior Executive Vice President. Mr. King holds a BS from the University of Maryland and an MBA from Long Island University.

           James McKeever, CPA. Mr. McKeever has been our Interim Chief Financial Officer since January 2004. He also continues to be a partner in the accounting firm of Abrams & McKeever CPA’s, which he joined in January 2000. Mr. McKeever has more than 15 years’ experience in public accounting and financial reporting, and is a member of the American Institute of Certified Public Accountants.

          Louis Bernstein. Mr. Bernstein has served as a member of our board since September 2003. Mr. Bernstein is currently the Assistant General Counsel of Pfizer Inc., one of the world’s largest pharmaceutical companies, where he has served as Pfizer’s corporate counsel since December 1975.

          Andrea Pampanini. Mr. Pampanini has served as a member of our board since December 2001. Mr. Pampanini is an organizational advisor with extensive restructuring, marketing and strategic planning experience serving, among other industries, the chemical, petroleum, pharmaceutical, basic metals, electrical equipment, power generation and heavy industrial goods sectors. In 1989, Mr. Pampanini founded Turnaround Associates Inc., a consulting firm specializing in the financial and operational organization of medium to large-sized companies. Since 1998, Mr. Pampanini has been a member of Leadership Strategies LLC, a group of professionals specializing in strategic planning and personal leadership coaching. Mr. Pampanini has devoted a major portion of his career to the Middle East, including serving as Executive Vice President of Development Resources Corporation from 1971 to 1977, during which time he supervised the final phases of the Dez hydroelectric power and irrigation project in Iran.

           Martin Rappaport. Mr. Rappaport has served as a member of our board since June 2001. Mr. Rappaport is self-employed. For more than 30 years, he has developed and managed commercial and residential real estate (including owning the building where our office is located). Mr. Rappaport is an active supporter and contributor to Blythedale Children’s Hospital in Valhalla, New York.

           Directors are elected annually and serve until the next annual meeting of the Company’s stockholders, and until their successors have been elected and have qualified. Officers are appointed to their positions, and continue in such positions, at the discretion of the directors.

Committees of the Board and Audit Committee Financial Expert

          We do not currently have any formal board committees.

          The Board of Directors is the acting Audit Committee. Our Board of Directors has determined that there is no person on our Board of Directors who qualifies as an audit committee financial expert as that term is defined by applicable Securities and Exchange Commission rules. The Board of Directors believes that obtaining the services of an audit committee financial expert is not economically rational at this time in light of the costs associated with identifying and retaining an individual who would qualify as an audit committee financial expert.

Director Compensation

          Each non-employee director receives options for 10,000 shares of our common stock in lieu of an annual retainer and meeting fees. Other than the 10,000 options granted there are no special fees, contracts entered into, or payments made in consideration of any director’s service as a director.

Indebtedness of Executive Officers and Directors

          No executive officer, director or any member of these individuals’ immediate families or any corporation or organization with whom any of these individuals is an affiliate is or has been indebted to us since the beginning of our last fiscal year.

Family Relationships

          There are no family relationships among our executive officers and directors.

Legal Proceedings

          During the past five years, none of our executive officers, directors, promoters or control persons has been involved in a legal proceeding material to an evaluation of the ability or integrity of such person.

EXECUTIVE COMPENSATION

          The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by our chief executive officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods.

Summary Compensation Table

		Annual Compensation				Long-term Compensation

Name and Principal Position	Fiscal year	Salary	Bonus	Other Annual Compensation		Restricted Stock Award(s)	Securities Underlying Options/SARs	LTIP Payouts	All other Compensation

		($)	($)	(1)			(#)	($)
Ronald Wilen	2005	205,547	—	18,639	(2)	—	—	—	—
Chairman	2004	196,931	—	22,266	(2)	—	—	—	—

Brian King CEO (3)	2005	60,000	—	—		—	1,250,000	—	—

Sanford M. Kimmel (4)	2005	—	—	—		—	—
Chief Financial Officer	2004	88,467	3,014	12,485		—	—	—	—

(1) We pay for medical insurance for all employees. Included in the table is the amount of the premiums paid by us dependent on the coverage provided.

(2) During the fiscal years ended March 31, 2005 and 2004, we paid for the leases on two automobiles used by Mr. Wilen under monthly lease payments. We also paid for medical insurance for Mr. Wilen at a rate of $509.59 per month.

(3) Mr. King was appointed as our Chief Executive Officer in September 2004 with an annual salary of $104,000.

(4) Mr. Kimmel resigned as our Chief Financial Officer in December 2003.

Options/SAR Grants in Fiscal Year Ended March 31, 2005

Name	Number of Securities Underlying Options/ SARs Granted		Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration

	(#	)		($/Sh)
Ronald Wilen	—		—	—	—
Chairman

Brian King CEO (1)	1,250,000		100%	$1.00	—

(1) Mr. King was appointed as our Chief Executive Officer in September 2004.

Aggregated Option/SAR Exercises in Fiscal Year Ended March 31, 2005 and Fiscal Year End Option/SAR Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End Exercisable/Unexercisable	Value of Unexercised In- The-Money Options/SARs at Fiscal Year End Exercisable/Unexercisable

	(#)	($)	(#)	($)
Ronald Wilen	—	—	—	—
Chairman

Brian King CEO (1)	—	—	—	—

(1) Mr. King was appointed as our Chief Executive Officer in September 2004.

Stock Option Plan

          In August 2001, our stockholders approved the 2001 Equity Incentive Plan which provides for the grant of stock options to purchase up to 2,000,000 shares of common stock to any employee, non-employee director or consultant at our board’s discretion. Under the 2001 Equity Incentive Plan, options may be exercised for a period up to ten years from the date of grant. Options issued to employees are exercisable upon vesting, which can range between the date of the grant to up to five years.

          An amendment and restatement of the 2001 Equity Incentive Plan increasing the number of shares issuable under the plan to a total of 4,000,000 was approved by the Board of Directors on May 29, 2002 and was approved by our shareholders at the annual meeting.

          Under the 2001 Plan, options are granted to non-employee directors upon election at the annual meeting of stockholders at a purchase price equal to the fair market value on the date of grant. In addition, non-employee director stock options shall be exercisable in full twelve months after the date of grant unless determined otherwise by the compensation committee.

          There were stock options to purchase 545,000 shares of our common stock available for future grant as of March 31, 2005 under the 2001 Equity Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Information

         The following table sets forth information regarding the number of shares of our common stock beneficially owned on March 31, 2006, by each of our directors, each of our executive officers named in the Summary Compensation Table above, all of our executive officers and directors as a group, and by any person or “group,” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known to us to own beneficially more than 5% of the outstanding shares of our common stock. Except as otherwise set forth below, the address of each of the persons listed below is c/o United Energy Corp., 600 Meadowlands Parkway, #20, Secaucus, New Jersey 07094.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)

Ronald Wilen	4,087,000	(2)	13.0%

Brian King	1,250,000	(3)	3.9%

James McKeever, CPA	3,000		*

Louis Bernstein	—		*

Andrea Pampanini	52,500	(4)	*

Martin Rappaport	3,020,100	(5)	9.5%

All current executive officers and directors as a group (5 persons)	8,412,600		25.0%

5% or Greater Stockholders:

Robert L. Seaman 515 Madison Ave. New York, NY 10022	1,866,359	(6)	5.9%

Joseph J. Grano, Jr. c/o Centurion Holdings LLC 1185 Avenue of the Americas, Suite 2250 New York, NY 10036	2,941,665	(7)	9.1%

Jack Silver SIAR Capital LLC 660 Madison Avenue New York, NY 10021	3,121,088	(8)	9.9%

* Less than 1% of outstanding shares.

(1) Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares beneficially owned. All share amounts reflect beneficial ownership determined pursuant to Rule 13d-3 under the Exchange Act. All information with respect to beneficial ownership has been furnished by the respective director, executive officer or stockholder, as the case may be.

(2) Includes (i) stock options to purchase 400,000 shares at an exercise price of $1.11 per share, and (ii) stock options to purchase 100,000 shares at an exercise price of $1.80 per share, which are currently exercisable.

(3) Represents stock options to purchase 1,250,000 shares at an exercise price of $1.00 per share, which are currently exercisable.

(4) Includes stock options to purchase 10,000 shares at an exercise price of $.70 per share and 10,000 shares at an exercise price of $1.80 per share, which are currently exercisable.

(5) Includes (i) stock options to purchase 10,000 shares at an exercise price of $.70 per share and 10,000 shares at an exercise price of $1.80 per share, which are currently exercisable, but are subject to reduction, on a proportional basis, if Mr. Rappaport voluntarily resigns as director prior to November 2004; and (ii) stock options to purchase 50,000 shares at an exercise price of $1.11 per share and warrants to purchase 750,000 shares of common stock at an exercise price of $2.00 per share, which are currently exercisable.

(6) Includes (i) 1,366,359 shares held by Mr. Seaman; (ii) 100,000 shares held by the law firm Seaman & Wehle, of which Mr. Seaman is a member; and (iii) options to purchase 400,000 shares at an exercise price of $1.11 per share, all of which are currently exercisable.

(7) Includes 1,608,332 shares of common stock and warrants to purchase 1,333,333 shares of common stock.

(8) Includes (i) 2,313,333 shares held by Sherleigh Associates Profit Sharing Plan (“Sherleigh”), a trust of which Mr. Silver is the trustee, (ii) 133,300 shares of common stock held by Romy Silver, Mr. Silver’s daughter, (iii) 133,200 shares of common stock held by Leigh Silver, Mr. Silver’s son, (iv) 24,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock, which prohibits conversion thereof to the extent following the conversion, the holder or its affiliates would beneficially own more than 9.9% of the total number of issued and outstanding common stock of the Company and (v) 517,255 shares of common stock issuable to Sherleigh upon exercise of warrants which warrants prohibit exercise thereof to the extent following the exercise the holder or its affiliates would beneficially own more than 9.9% of the total number of issued and outstanding common stock of the Company. The foregoing does not include 5,165,412 shares of common stock (of which 5,004,000 shares are covered by this prospectus) issuable to Sherleigh upon exercise of Series C Warrants which warrants prohibit exercise thereof to the extent following the exercise the holder or its affiliates would beneficially own more than 9.9% of the total number of issued and outstanding common stock of the Company.

Equity Compensation Plan Information

The following table provides information regarding the status of our existing equity compensation plans at March 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding option, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the second column)

Equity compensation plans approved by	3,455,000	$1.20	545,000
security holders

Equity compensation plans not approved by	5,125,000	$1.63	—
security holders

Total	8,580,000		545,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          We have an amount due to Robert Seaman, a major shareholder and former director of the Company. The amount due as of December 31, 2005 and 2004 is $244,141. This amount is unsecured, non-interest bearing and due upon demand.

          Martin Rappaport, one of our directors, owns the building in which we lease our principal executive offices in Secaucus, New Jersey. We pay approximately $100,000 per year under the lease, excluding real estate taxes. We believe that this transaction was advantageous to us and was on terms no less favorable to us than could have been obtained from unaffiliated third parties.

          During January and February 2005, the Chairman of the Board, Ron Wilen, loaned the Company $133,600. The loan was unsecured, non interest bearing and due upon demand. The loan was repaid in April 2005.

          During August 2005, the Chairman of the Board, Ron Wilen and the Chief Executive Officer, Brian King, each loaned the Company $100,000. The loans are both unsecured, non interest bearing and due upon demand. Each of these loans were repaid in full in April, 2006.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Our articles of incorporation eliminate, to the fullest extent permitted by law, the personal liability of our directors and officers to us and to our stockholders for damages from a breach of any duty owed to us or to our stockholders. Under Nevada law, a corporation may indemnify a director or officer if he or she (i) is not liable pursuant to Section 78.138 of the Nevada Private Corporations Law for breaching fiduciary duties as an officer or director and the breach of duties did not involve intentional misconduct, fraud or a knowing violation of law, or (ii) acted in good faith and in a manner that he or she reasonably believed to be in the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DESCRIPTION OF SECURITIES

          As of March 31, 2006, there were approximately 31,005,882 shares of our common stock issued and outstanding. We are a Nevada corporation and are authorized to issue 100 million shares of common stock, par value $0.01 per share.

Common Stock

          Each share of common stock has one vote on all matters presented to the stockholders, except at elections of directors each stockholder is entitled to as many votes as equals the number of shares of his or her stock multiplied by the number of directors to be elected. In director elections, a stockholder may cast all of his or her votes for a single director or distribute his or her votes among the director nominees as he or she sees fit.

          The holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision for claims against us. Holders of shares of our common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock and the shares of common stock offered hereby, when issued against payment of the consideration set forth in this prospectus, are fully paid and non-assessable.

          The registrar and transfer agent for our common stock is Interstate Transfer Company, 6084 South 900 East, Suite 101, Salt Lake City, Utah 84121.

Anti-Takeover Provisions

          Pursuant to our articles of incorporation, our board of directors may issue additional shares of common stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

•	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

•	effecting an acquisition that might complicate or preclude the takeover.

PLAN OF DISTRIBUTION

          The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling their shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales (other than short sales established prior to the effectiveness of the registration statement to which this prospectus is a part);

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

          The selling stockholders may also sell shares pursuant to Rule 144 under the Securities Act, if available, rather than under this prospectus.

          Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of the shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

          The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares owned by them (including shares issued upon exercise of the warrants) and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3), or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as a selling stockholder under this prospectus.

          Upon our receipt of written notice from a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution, secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), if applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) any other material facts regarding the transaction. In addition, upon our receipt of written notice from a selling stockholder that a donee or pledgee intends to sell more than 500 shares of our common stock, a supplement to this prospectus will be filed, if required, in accordance with applicable securities law.

          The selling stockholders also may transfer the shares of common stock and warrants in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

          The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with those sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

          We are required to pay certain fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. If the selling stockholders use this prospectus for any sale of our common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

LEGAL MATTERS

          The validity of the common stock we are offering by this prospectus will be passed upon for us by Katten Muchin Rosenman LLP, New York, New York.

EXPERTS

          Our financial statements as of and for the fiscal years ended March 31, 2005 and 2004 have been audited by Imowitz, Koenig & Co. LLP, independent registered public accountants, to the extent and for the periods set forth in the report, and are included in reliance upon such report, given upon the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          This prospectus is part of a registration statement on Form SB-2, which we filed with the SEC under the Securities Act using a “shelf” registration process. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information. We are subject to and comply with the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any document that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public over the Internet at the SEC’s website at http://www.sec.gov.

          You may request a copy of any of our filings with the Securities and Exchange Commission, or any of the agreements or other documents that might constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

United Energy Corp.
600 Meadowlands Parkway, #20
Secaucus, New Jersey 07094
Attention: Brian F. King
Chief Executive Officer
(201) 842-0288

FINANCIAL STATEMENTS

UNITED ENERGY CORP. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of United Energy Corporation:

          We have audited the accompanying consolidated balance sheets of United Energy Corporation (a Nevada corporation) and subsidiaries as of March 31, 2005 and March 31, 2004 and the related consolidated statements of income, cash flows and stockholders’ equity for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Energy Corporation and subsidiaries as of March 31, 2005 and March 31, 2004 and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

          The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses and negative cash flows from operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ IMOWITZ, KOENIG & CO., LLP
New York, New York
June 1, 2005

UNITED ENERGY CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2005 AND 2004

	March 31,	March 31,
	2005	2004

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$365,610	$1,518,025
Accounts receivable, net of allowance for doubtful accounts of $22,192 and $45,736 respectively	783,004	393,941
Inventory, net of allowance of $16,290 and $16,290, respectively	135,960	176,487
Note receivable, net of reserve of $31,350 and $31,350, respectively	28,650	63,650
Prepaid expenses and other current assets	120,574	80,296

Total current assets	1,433,798	2,232,399

PROPERTY AND EQUIPMENT, net	165,587	243,313

OTHER ASSETS:
Goodwill, net	15,499	17,509
Patents, net of accumulated amortization of $92,486 and $67,032, respectively	295,603	309,424
Loans receivable	137	1,538
Deposits	1,385	76,385
Deferred financing costs, net of accumulated amortization of $104,303 and $2,000, respectively	206,590	310,893

Total assets	$2,118,599	$3,191,461

The accompanying notes are an integral part of these consolidated statements.

UNITED ENERGY CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2005 AND 2004

	March 31,	March 31,
	2005	2004

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$258,940	$276,115
Accrued expenses	96,106	379,098
Convertible term note payable	583,330	349,998
Due to related parties	377,741	244,141

Total current liabilities	1,316,117	1,249,352

LONG TERM LIABILITIES:
Convertible term note payable	672,268	1,120,133

Total liabilities	1,988,385	2,369,485

STOCKHOLDERS’ EQUITY:
Common stock: $0.01 par value 100,000,000 shares authorized; 23,255,267 and 22,180,270 shares issued and outstanding as of March 31, 2005 and March 31, 2004	232,552	221,802
Additional paid-in capital	12,308,963	11,143,266
Stock subscription receivable	(13,333)	—
Accumulated deficit	(12,397,968)	(10,543,092)

Total stockholders’ equity	130,214	821,976

Total liabilities and stockholders’ equity	$2,118,599	$3,191,461

The accompanying notes are an integral part of these consolidated statements.

UNITED ENERGY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED MARCH 31, 2005 AND 2004

	2005	2004

REVENUES, net	$1,850,954	$972,051

COST OF GOODS SOLD	759,064	516,647

Gross profit	1,091,890	455,404

OPERATING EXPENSES:
Selling, general and administrative	2,581,033	2,674,968
Oil well operating and maintenance cost-net	—	102,662
Impairment loss	2,010	121,777
Depreciation, amortization and depletion	84,401	127,177

Total operating expenses	2,667,444	3,026,584

Loss from operations	(1,575,554)	(2,571,180)

OTHER INCOME (EXPENSE), net:
Interest income	7,796	8,765
Interest expense	(287,118)	(6,683)

Total other (expense) income, net	(279,322)	2,082

Net loss	$(1,854,876)	$(2,569,098)

BASIC AND DILUTED LOSS PER SHARE:
Total basic and diluted loss per share	$(0.08)	$(0.12)

WEIGHTED AVERAGE NUMBER OF SHARES,
OUTSTANDING, basic and diluted	22,365,901	22,180,270

The accompanying notes are an integral part of these consolidated statements.

UNITED ENERGY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED MARCH 31, 2005 AND 2004

	Common Stock		Additional Paid-In Capital		Stock Subscription Receivable
				Accumulated
	Shares	Amount		Deficit		Total

BALANCE, April 1, 2003	22,180,270	221,802	10,698,752	(7,973,994)	—	2,946,560
Options granted in consideration for services	—	—	9,700	—	—	9,700
Warrants granted in consideration for convertible term note	—	—	281,670	—	—	281,670
Warrants granted in consideration for finance services	—	—	153,144	—	—	153,144
Net loss	—	—	—	(2,569,098)	—	(2,569,098)

BALANCE, March 31, 2004	22,180,270	221,802	11,143,266	(10,543,092)	—	821,976
Warrants granted in lieu of accrued expenses	—	—	75,000	—	—	75,000
Common stock issued in consideration for services	112,500	1,125	84,375	—	—	85,500
Warrants granted in consideration for services	—	—	48,240	—	—	48,240
Common stock issued in conversion of note payable	150,000	1,500	148,500	—	—	150,000
Common stock issued in consideration for interest expense	12,497	125	12,372	—	—	12,497
Warrants granted in consideration for convertible term note	—	—	165,210	—	—	165,210
Common stock issued for private placement	800,000	8,000	632,000	—	(13,333)	626,667
Net loss	—	—	—	(1,854,876)	—	(1,854,876)

BALANCE, March 31, 2005	23,255,267	232,552	12,308,963	(12,397,968)	(13,333)	130,214

The accompanying notes are an integral part of these consolidated statements.

UNITED ENERGY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2005 AND 2004

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,854,876)	$(2,569,098)

Adjustments to reconcile net loss to net cash used in operating activities
Depreciation, amortization and depletion	322,630	159,241
Impairment loss	2,010	121,777
Stock granted in consideration for services	85,500	—
Warrants granted in consideration for services	48,240	—
Stock granted in consideration for interest expense	12,497	—
Options granted in consideration for services	—	9,700
Changes in operating assets and liabilities (Increase) decrease in accounts receivable, net	(389,063)	102,774
Decrease in inventory	40,527	34,857
Decrease in note receivable	35,000	85,384
(Increase) decrease in prepaid expenses	(40,279)	24,231
Decrease (increase) in deposits	75,000	(45,000)
(Decrease) increase in accounts payable and accrued expenses	(225,167)	162,967

Net cash used in operating activities	(1,887,981)	(1,913,167)

CASH FLOWS FROM INVESTING ACTIVITIES:
Receipts from loans receivable-net	1,401	538
Proceeds from sale of fixed asset	15,000	—
Payments for acquisition of property and equipment-net	(29,469)	(177,843)
Payments for patent	(11,633)	(102,695)

Net cash used in investing activities	(24,701)	(280,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible term note	—	1,750,000
Proceeds from related party payable	133,600
Payments of finance costs	—	(159,750)
Proceeds from issuance of common stock	626,667	—

Net cash provided by financing activities	760,267	1,590,250

Net decrease in cash and cash equivalents	(1,152,415)	(602,917)
CASH AND CASH EQUIVALENTS, beginning of period	1,518,025	2,120,942

CASH AND CASH EQUIVALENTS, end of period	$365,610	$1,518,025

The accompanying notes are an integral part of these consolidated statements.

UNITED ENERGY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2005 AND 2004

	2005	2004

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period
Interest	$92,885	$2,882
Income taxes	$1,520	$2,154

Discount on convertible term loan	$165,210	$281,670
Debt financing costs	$—	$153,143
Conversion of note payable into common stock	$150,000	$—
Conversion of accrued expenses due to a former employee into warrants	$75,000	$—

The accompanying notes are an integral part of these consolidated statements.

UNITED ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005 AND 2004

1. DESCRIPTION OF BUSINESS AND BUSINESS PLAN

          United Energy Corp. (“United Energy” or the “Company”) considers its primary business focus to be the development, manufacture and sale of environmentally friendly specialty K-Product Line of Chemicals.

          Green Globe is operated as a separate subsidiary of United Energy and sells its products under the tradename Qualchem‘TM’. Green Globe gives United Energy access to the chemistry and product lines of Green Globe which include environmentally friendly paint strippers and cleaners, many of which have been qualified for use by the U.S. Military. Green Globe developed a dual package of cleaning and drying “wipes” which produce a clear, non-reflective coating on glasses, computer screens and instrument panels. The “wipes” were developed for, and have received U.S. Military approval for, the cleaning of the instrument panels of combat aircraft.

          United Energy’s chemists have also developed an environmentally friendly fire-retardant agent named FR-15. FR-15 begins as a concentrate which can be mixed with varying amounts of water, depending on the anticipated use. FR-15 mixture also resists re-ignition once a fire has been extinguished. This product can also be used to reduce odors, such as those from decomposing garbage, and for soil remediation following petroleum-based contamination. Our FR-15 product has been developed and successfully tested by several municipal fire departments. Underwriters Laboratories (“UL”) did not have an approved test for FR-15 as a dispersant. A reformulation of FR-15 was developed to pass the UL fire extinguisher test. The reformulated product is being resubmitted for testing and certification by Underwriters Laboratories (“UL”). We expect that sales of FR-15 will commence when the product receives UL certification.

          United Energy also produces a specialty chemical product called UNIPROOF’r’, which is a photosensitive coating that is applied to paper to produce what is known in the printing industry as proofing paper or “blue line” paper.

          Slick Barrier is an underwater protective coating which prevents the adherence of barnacles to boat hulls. The product is another in the Company’s line of environmental products in that it is environmentally friendly and biodegradable, which the Company believes to be particularly appealing in fresh water marine applications. The product is still being tested on pleasure boats throughout the United States and Europe. We expect to begin sales of the product by the end of 2005. A patent application on this product is in process.

          During the past two fiscal years ended March 31, 2005 and 2004, we have recorded aggregate losses from operations of $4,423,974 and have incurred total negative cash flows from operations of $3,801,148 for the same two-year period. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

          Our continued existence is dependent upon several factors, including increased sales volumes, collection of existing receivables and the ability to achieve profitability from the sale of our product lines. In order to increase our cash flow, we are continuing our efforts to stimulate sales and cut back expenses not directly supporting our sales and marketing efforts.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

          The consolidated financial statements include the accounts of United Energy Corp. and its wholly-owned subsidiary Green Globe Industries, Inc. and currently inactive subsidiary, Nor-Graphic Industries. All intercompany transactions and accounts have been eliminated in consolidation.

Use of Estimates

          The preparation of consolidated financial statements in accordance with accounting principals generally accepted in the United States of America requires United Energy to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

          On an on-going basis, United Energy evaluates its estimates, including those related to bad debts, inventories, intangible assets, contingencies and litigation. United Energy bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

          The Company’s primary source of revenue is from the sales of its products. The Company recognizes revenue upon shipment and transfer of title.

Cash and Cash Equivalents

          Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less.

Inventories

          Inventories consist predominately of finished goods. Inventories are valued at the lower of cost (first-in, first-out method) or market.

Allowance for Doubtful Accounts

          The Company monitors its accounts and note receivable balances on a monthly basis to ensure they are collectible. On a quarterly basis, the Company uses its historical experience to determine its accounts receivable reserve. The Company’s allowance for doubtful accounts is an estimate based on specifically identified accounts as well as general reserves. The Company evaluates specific accounts where it has information that the customer may have an inability to meet its financial obligations. In these cases, management uses its judgment, based upon the best available facts and circumstances, and records a specific reserve for that customer against amounts due to reduce the receivable to the amount that is expected to be collected. These specific reserves are reevaluated and adjusted as additional information is received that impacts the amount reserved. The company also establishes a general reserve based upon a range of percentages applied to aging categories. These percentages are based on historical collection and write-off experience. If circumstances change, the Company’s estimate of the recoverability of amounts due the company could be reduced or increased by a material amount. Such a change in estimated recoverability would be accounted for in the period in which the facts that give rise to the change become known.

Property and Equipment

          Property and equipment are stated at cost. Depreciation has been calculated over the estimated useful lives of the assets ranging from 3 to 15 years. Leasehold improvements are amortized over the lives of the respective leases (15 years), which are shorter than the useful life. The cost of maintenance and repairs is expensed as incurred. Depreciation and amortization expense for the years ended March 31, 2005 and 2004 was $92,196 and $132,660, respectively.

          Property and equipment consists of the following at March 31, 2005 and 2004:

	2005	2004

Furniture and fixtures	$74,379	$68,036
Machinery and equipment	288,450	366,098
Vehicles	82,139	78,986
Leasehold improvements	26,203	26,203

	471,171	539,323
Less- Impairment loss	—	(70,467)
Less- Accumulated depreciation and amortization	(305,584)	(225,543)

Property and equipment, net	$165,587	$243,313

Goodwill

          The Company capitalized goodwill related to the acquisition of Green Globe in September of 1998. Goodwill represents cost in excess of fair value on the net assets acquired. Goodwill was amortized over a 15 year period using a straight line amortization method until the adoption of SFAS No. 142 “Goodwill and Other Intangible Assets,” on April 1, 2002. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). Effective April 1, 2002, the Company adopted the provisions of SFAS No. 142, which had no material effect on its results of operations and financial position.

          As required by SFAS 142, the Company completed its transitional impairment testing of intangible assets. Under SFAS 142, the goodwill impairment exists if the net book value of a reporting unit exceeds its estimated fair value. The impairment testing is performed in two steps: (i) the Company determines impairment by comparing fair value of a reporting unit with its carrying value, and (ii) if there is an impairment the Company measures the amount of impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill.

          As of March 31, 2005 the Company completed its annual impairment testing of goodwill. The Company estimated the fair value of its goodwill by using discounted cash flow analysis. As a result of the impairment tests, the Company recorded a goodwill impairment charge of $2,010 related to the Green Globe segment, during the year ended March 31, 2005. During the year ended March 31, 2004, the Company recorded a goodwill impairment charge of $51,310.

          Goodwill consists of the following at March 31, 2005 and 2004:

	2005	2004

Goodwill	$86,523	$86,523
Less: Impairment loss	53,320	51,310
Less: Accumulated amortization	17,704	17,704

Goodwill, net	$15,499	$17,509

Patents

          The Company capitalizes legal costs incurred to obtain patents. Amortization begins when the patent is approved using the straight-line basis over the estimated useful life of 15 years.

Oil Well Leases

          On April 4, 2003, the Company purchased oil leases for six oil wells in Laramie County, Wyoming (the “Wyoming Wells”) for an aggregate purchase price of $97,616. In addition to operating the wells, the Company used the wells to test its products. During the year ended March 31, 2004, the Wyoming Wells produced oil which generated $34,636 in revenues and incurred operating costs and start-up maintenance and repair costs of $137,298.

          The Company capitalized $17,352 for the oil leases and $68,571 for equipment, net of depreciation, amortization and depletion at March 31, 2004. The Company recorded an asset retirement obligation of $30,000 to cover the cost of capping the wells in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations.”

          As of March 31, 2004 the company reviewed the carrying value of the oil well leases held by United Oil Corp. The Company estimated that the carrying value of the oil leases should be adjusted due to the sale of the oil well leases in April 2004. As a result the Company recorded an oil leases’ impairment loss of $70,467.

          In April 2004, the Company sold their oil well leases located in Laramie County, Wyoming for $15,000 and a 4.5% royalty on all future oil sales from these wells. The company recognized no gain or loss on the sale of the oil well leases. In May 2004, the state of Wyoming returned the $75,000 deposit made by the company at the time the oil leases were purchased. There were no royalty payments received during the year ended March 31, 2005.

Accounting for Long-Lived Assets

          The Company’s long-lived assets include property and equipment and patents.

          In accordance with SFAS 144, long-lived assets other than goodwill are reviewed on a periodic basis for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Income Taxes

          The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and the income tax bases of assets and liabilities and for net operating loss carry forwards existing at the balance sheet date using enacted tax rates in effect for the years in which the taxes are expected to be paid or recovered. A valuation allowance is established when it is considered more likely than not that such assets will not be realizable. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period in which the tax change occurs.

Stock-Based Compensation

          At March 31, 2005, the Company has stock based compensation plans, which are described more fully in Note 10. As permitted by SFAS No.123, Accounting for Stock Based Compensation, the Company accounts for stock-based compensation arrangements with employees in accordance with provisions of Account Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Compensation expense for stock options issued to employees is based on the difference on the date of grant, between the fair value of the Company’s stock and the exercise price of the option. There was no stock based employee compensation cost for the years ended March 31, 2005 and 2004. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No.123 and Emerging Issues Task Force (EITF) Issue No.96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Stock based compensation for non-employees was $208,740 and $9,700 for the years ended March 31, 2005 and 2004.

          The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to all stock based compensation:

	2005	2004

Net loss as reported	$(1,854,876)	$(2,569,098)
Add:
Stock based compensation expenses included in reported net loss	208,740	9,700
Deduct:
Total stock based employee compensation expense determined under fair value based method for all awards	(690,488)	(1,361,668)

Pro forma	$(2,336,624)	$(3,921,066)

Basic and diluted loss per common share
As reported	$(0.08)	$(0.12)

Pro forma	$(0.10)	$(0.18)

Recently Issued Accounting Standards

          In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”). This revised accounting standard eliminates the ability to account for share-based compensation transactions using the intrinsic value method in accordance with APB Opinion No. 25 and requires instead that such transactions be accounted for using a fair-value-based method. SFAS No. 123R requires public entities to record noncash compensation expense related to payment for employee services by an equity award, such as stock options, in their financial statements over the requisite service period. SFAS No. 123R is effective as of the beginning of the first interim or annual period that begins after December 15, 2005 for small business issues. The Company does not plan to adopt SFAS No. 123R prior to its fourth-quarter of fiscal 2006. The Company expects that the adoption of SFAS No. 123R will have a negative impact on the Company’s consolidated results of operations. The company has historically provided pro forma disclosures pursuant to SFAS No. 123 and SFAS No. 148 as if the fair value method of accounting for stock options had been applied, assuming use of the Black-Scholes option-pricing model. Although not currently anticipated, other assumptions may be utilized when SFAS No. 123R is adopted.

Per Share Data

          SFAS No. 128 establishes standards for computing and presenting earnings per share (“EPS”). The standard requires the presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing income/loss available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is calculated by dividing income/loss available to common shareholders by the weighted average number of common shares outstanding adjusted to reflect potentially dilutive securities. Diluted loss per share for the years ended March 31, 2005 and 2004 does not include 8,580,000, and 6,430,000 stock options and warrants since the inclusion of the outstanding stock options and warrants would be antidilutive.

Concentrations of Risk

Cash and Cash Equivalents

          The Company maintains cash balances at financial institutions insured up to $100,000 by the Federal Deposit Insurance Corporation. Balances exceeded these insured amounts during the year.

Accounts and Notes Receivable

          The Company had three customers which accounted for 87% and 50% of the total accounts receivable at March 31, 2005 and 2004 respectively. One company accounted for 14% and 50%, the second accounted for 56% and 0%, and the last accounted for 17% and 0% at March 31, 2005 and 2004 respectively. Credit losses, if any, have been provided for in the consolidated financial statements and are based on management’s expectations.

          At March 31, 2003, the Company converted an accounts receivable balance of $179,034 to a one year note receivable. The note accrues interest at the rate of 4.5%, was to be paid in 12 monthly installments and provides for a security interest in the inventory held by this customer. During the year ended March 31, 2004, the customer returned goods in the amount of $30,226, which reduced the note. Principal payments in the amount of $53,808 have also been received. In addition, the Company increased the reserve by $1,350 to $31,350. No interest has been paid to date. On March 28, 2004, the customer agreed to a balance of $95,000, which was to be paid $5,000 per month. During the year ended March 31, 2005, the customer made seven monthly payments. The balance at March 31, 2005 is $60,000, prior to the reserve of $31,350.

Significant Customers

          The Company’s revenues from major customers, as a percentage of revenues, for the years ended March 31, 2005 and 2004, are as follows:

	2005	2004

Customer A	3%	10%
Customer B	30%	46%
Customer C	39%	0%

Vendors

          The Company purchased supplies from major venders for the years ended March 31, 2005 and 2004, as follows:

	2005	2004

Vendor A	21%	27%
Vendor B	12%	8%
Vendor C	11%	0%

Fair Value of Financial Instruments

          The carrying amounts of cash and cash equivalents, accounts receivable, note and loan receivable, inventory, accounts payable and accrued expenses approximate their fair values due to the short-term maturity of these instruments.

Reclassification

          Certain amounts from the prior year consolidated financial statement have been reclassified to conform to current year presentation with no effect on net income.

3. INVENTORY

          Inventory consists of the following as of March 31, 2005 and 2004:

	2005	2004

Paper	$—	$4,416
Blended chemical	80,380	104,668
Raw materials	55,580	67,403

Total inventory	$135,960	$176,487

4. RELATED PARTY TRANSACTIONS

          The Company had an amount due to Robert Seaman, a major shareholder and former director of the Company. The amount due as of March 31, 2005 and 2004 is $244,141. This amount is unsecured, non-interest bearing and due upon demand.

          Martin Rappaport, a major shareholder and director of the Company, owns the property from which United Energy leases the 9,600 square foot facility it occupies in Secaucus, New Jersey. The Company pays approximately $108,000 per year under the lease, excluding real estate taxes. The Company believes that the lease is at fair market value with leases for similar facilities.

          During January and February 2005, the Companies Chairman of the Board, Ron Wilen, loaned the Company $133,600. The loan was unsecured, non interest bearing and due upon demand. This loan was repaid in April 2005.

5. CONVERTIBLE DEBT

          On March 24, 2004, the Company issued a secured convertible term note (the “Term Note”) in the amount of $1,750,000, which has a term of three years and accrues interest at the greater of the prime rate of interest, currently 5.75% per year at March 31, 2005 (as published in the Wall Street Journal), or 4% per year. Interest is payable monthly in arrears commencing on May 1, 2004, and on the first day of each consecutive calendar month after that date. Monthly amortization payments commenced on October 1, 2004, at the rate of $58,333.

          The holder of the Term Note has the option to convert all or a portion of the note (including principal, interest and penalties) into shares of common stock at any time, subject to specified limitations, at a fixed conversion price of $1.00 per share. The conversion price is subject to adjustment for stock splits, stock dividends and similar events. On March 18, 2005, in connection with the financing discussed in Note 7, the fixed conversion price was adjusted to $0.80. The Company’s obligations under the Term Note are secured by a first priority security interest in the Company’s assets. As of March 31, 2005, the holder of the Term Note converted $150,000 in principal into 150,000 shares of common stock. In addition, the holder of the Term Note received $12,497 of interest in shares of common stock. Between April 1 and June 1, 2005, the holder of the Term Note converted $117,800 in principal into 147,250 shares of common stock.

          During December 2004, the Company defaulted on the Term Note by failing to pay principal of $24,999. The Company also failed to pay principal of $116,666 for January and February 2005. On February 28, 2005, the Company entered into an Amendment and Waiver agreement (the “Amendment”) with the holder of the Term Note. The amendment included a waiver by the holder of the Term Note of all Events of Default. In consideration for the waiver the Company, (i) paid the holder unpaid interest, (ii) prepaid $37,777 of additional interest and (iii) issued a seven year warrant to purchase 300,000 shares of Common Stock with an exercise price ranging from $1.25 to $1.75. In addition, the holder agreed to defer the principal payments scheduled to be paid from December 2004 through May 2005 until the date of Maturity. (see note 7)

Convertible term note	$1,600,000
Discount on convertible term note	(344,402)

1,255,598
Current portion	(583,330)

Long-Term Debt	$672,268

Estimated maturities on long-term debt are as follows:
2005	$583,330
2006	$672,268

6. COMMITMENTS AND CONTINGENCIES

Litigation

Sales Commission Claim

          In July 2002, an action was commenced against us in the Court of Common Pleas of South Carolina, Pickens County, brought by Quantum International Technology, LLC and Richard J. Barrett. Plaintiffs allege that they were retained as a sales representative of ours and in that capacity made sales of our products to the United States government and to commercial entities. Plaintiffs further allege that we failed to pay to plaintiffs agreed commissions at the rate of 20% of gross sales of our products made by plaintiffs. The complaint seeks an accounting, compensatory damages in the amount of all unpaid commissions plus interest thereon, punitive damages in an amount treble the compensatory damages, plus legal fees and costs. Plaintiffs maintain that they are entitled to receive an aggregate of approximately $350,000 in compensatory and punitive damages, interest and costs. In June 2003, the action was transferred from the court in Pickens County to a Master in Equity sitting in Greenville, South Carolina and was removed from the trial docket. The action, if tried, will be tried without a jury. No trial date has yet been scheduled. We believe we have meritorious defenses to the claims asserted in the action and intend to vigorously defend the case. The outcome of this matter cannot be determined at this time.

Lease Commitments

          The Company leases office facilities, equipment and autos under operating leases expiring on various dates through 2009. Certain leases contain renewal options. The following is a schedule of future minimum lease payments under operating leases having remaining terms in excess of one year as of March 31, 2005.

Year	Operating Leases

2006	137,028
2007	119,956
2008	45,966
2009	2,482

Total minimum lease payments	$305,432

          Operating lease expense was $129,806 and $131,509 for the years ended March 31, 2005 and 2004, respectively.

7. STOCKHOLDERS’ EQUITY

          On February 28, 2005, we entered into an amended agreement on the convertible term note (see note 5). The Company issued warrants to purchase up to 300,000 shares of the Company’s common stock at an exercise price per share ranging from $1.25 to $1.75. The warrants are fully exercisable for seven years from the date of issuance. The estimated fair value of the warrants of $165,210 was recorded as a discount to the convertible term note and is being amortized to interest expense over the life of the note. The unamortized amount as of March 31, 2005 was $158,423. As of March 31, 2005, these warrants were unexercised and outstanding.

          On March 18, 2005, we entered into a securities purchase agreement (the “Agreement”) with two private investors to issue shares of our common stock and warrants. The Agreement provides for two types of units, designated as Series A and Series B. The Series A Units each consist of 100,000 shares of our common stock and a Series A Warrant to purchase 50,000 shares of our common stock at $1.00 per share, subject to adjustment. The Series A Warrants expire five (5) years from the date they are issued. The purchase price for each Series A Unit is $80,000. The Agreement provides for the sale of up to twenty (20) Series A Units.

          The Series B Units each consist of ten (10) shares of a new class of preferred stock that will be converted into 80,000 shares of our common stock in the aggregate, subject to adjustment, and Series B Warrant to purchase 40,000 shares of our stock at $1.50 per share. The Series B Warrants expire five (5) years from the date they are issued. The purchase price for each Series B Unit is $80,000. The Agreement provides for the sale of up to forty-two (42) Series B Units.

          On March 18, 2005, the contract date, we issued 8 Series A Units or 800,000 shares of our common stock for a purchase price of $640,000. Subsequent closings under the agreement are contingent upon orders from our customers, at the rate of one unit for each $100,000 of orders. The remaining Series A units must be purchased first, followed by Series B units. The investors have the right to purchase additional shares at any time. The obligation of the investors to purchase units expires on March 17, 2006.

          The Agreement requires us to obtain shareholder approval for the authorization of the preferred stock within 75 days, or by June 1, 2005. The Agreement provides that the exercise price of the warrants is to be reduced by $0.01 for each day that approval is delayed, but not below $0.05 per share. As of June 1, 2005, we have not obtained the consent from the holders of a majority of our outstanding shares.

          During the year ended March 31, 2005, the Company issued an aggregate of 112,500 shares of common stock in exchange for consulting and legal services. These issuances were recorded as an increase to equity and consulting and legal expenses for the fair value of the shares of common stock on their respective grant dates.

          During the year ended March 31, 2004, in connection with the convertible term note (see note 5), the Company issued warrants to purchase up to 300,000 shares of the Company’s common stock at an exercise price per share ranging from $1.00 to $1.50. The warrants are fully exercisable for seven years from the date of issuance. The estimated fair value of the warrants of $281,670 was recorded as a discount to the convertible term note and is being amortized to interest expense over the life of the note. The unamortized amount as of March 31, 2005 was $185,979. As of March 31, 2005, these warrants were unexercised and outstanding.

          During the year ended March 31, 2004, the Company issued warrants in exchange for services provided in connection with the issuance of the convertible term note to purchase up to 175,000 shares of the Company’s common stock at an exercise price per share of $1.50. The warrants are fully exercisable for five years from the date of issuance. The estimated fair value of $153,144 was recorded as a deferred financing cost and is being amortized over the life of the note. The unamortized amount as of March 31, 2005 was $101,116. As of March 31, 2005, these warrants were unexercised and outstanding.

8. INCOME TAXES

          Deferred income taxes are provided for the temporary difference between the financial reporting basis and tax basis of the Company’s assets and liabilities including those assets and liabilities recorded in connection with acquisitions. Deferred tax assets and liabilities result principally from recording certain expenses or income in the financial statements in a different period from recognition for income tax purposes. As of March 31, 2005, the Company had a net operating loss carryforward for tax purposes of approximately $10,429,000, which is available to reduce its future taxable income, and expires at various dates through 2024. $106,000 is expiring in 2015, $820,000 expiring in 2016, $889,000 expiring in 2017, $736,000 expiring in 2018, $100,000 expiring in 2020, $782,000 expiring in 2021, $2,692,000 expiring in 2022, $2,404,000 expiring in 2023 and $1,900,000 expiring in 2024. A full valuation allowance has been established against the deferred tax assets, which are mainly related to the net loss carryforward, due to the uncertainties surrounding the utilization of the carryforward and limitations resulting from a change in control. There are no other significant timing differences.

          Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of net operating loss carryforwards before utilization.

9. EMPLOYEE BENEFITS PLAN

Stock Option Plans

          In August 2001, the Company’s stockholders approved, the 2001 Equity Incentive Plan (the ‘2001 Plan’), which provides for the grant of stock options to purchase up to 2,000,000 shares of common stock to any employee, non-employee director, or consultant at the Board’s discretion. Under the 2001 Plan, these options may be exercised for a period up to ten years from the date of grant. Options issued to employees are exercisable upon vesting, which can range between the dates of the grant to up to 5 years.

          An amendment and restatement of the 2001 Equity Incentive Plan increasing the number of shares for a total of 4,000,000 was approved by the Board of Directors on May 29, 2002 and was approved by the shareholders at the annual meeting.

          Under the 2001 Plan, options are granted to non-employee directors upon election at the annual meeting of stockholders at a purchase price equal to the fair market value on the date of grant. In addition, the non-employee director stock options shall be exercisable in full twelve months after the date of grant unless determined otherwise by the compensation committee.

          There were stock options to purchase 545,000 shares of common stock for future grant as of March 31, 2005 under the 2001 equity incentive plan.

Fair Value of Stock Options

          For disclosure purposes under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option valuation model with the following weighted-average assumptions:

	2005	2004

Expected life (in years)	10	10
Risk-free interest rate	4.54%	4.54%
Volatility	135.00	138.00
Dividend yield	0%	0%

          Utilizing these assumptions, the weighted average fair value of options granted with an exercise price equal to their fair market value at the date of the grant is $1.20 and $1.32 for the years ended March 31, 2005 and 2004, respectively.

Summary Stock Option Activity

          The following table summarizes stock option information with respect to all stock options for the year ended March 31, 2005 and 2004:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)

Options outstanding March 31, 2003	2,445,020	$1.38
Granted	475,000	$1.10
Cancelled	(715,020)	$1.28

Options outstanding March 31, 2004	2,205,000	$1.32	8.32

Granted	1,250,000	$1.00

Options outstanding March 31, 2005	3,455,000	$1.20	7.98

          As of March 31, 2005, there were 2,921,442 options exercisable with weighted average exercise price of $1.20 per share. Options outstanding at March 31, 2005 have an exercise price ranging between $0.70 to $2.00.

10. SEGMENT REPORTING

          SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance.

          The Company’s total revenues, income from operations and identifiable assets by segment for the year ended March 31, 2005 are as follows:

	Graphic Arts	Specialty Chemicals	Corporate	Total

Revenues	$549,462	$1,301,492	$—	$1,850,954

Gross profit	$238,146	$853,744	$—	$1,091,890
Sales, general and administrative expenses	143,942	1,431,225	1,005,866	2,581,033
Depreciation, amortization and depletion	—	74,535	9,866	84,401
Impairment loss	—	2,010	—	2,010
Interest expense (income)	—	—	279,322	279,322

Income (loss) from continuing operations	$94,204	$(654,026)	$(1,295,054)	$(1,854,876)

Cash and cash equivalents	$—	$—	$365,610	$365,610
Accounts receivable	140,617	642,387	—	783,004
Inventory	20,080	115,880	—	135,960
Note receivable	28,650	—	—	28,650
Loan receivable	—	—	137	137
Prepaid expenses	—	—	120,574	120,574
Fixed assets	—	143,633	21,954	165,587
Goodwill	—	15,499	—	15,499
Patent	—	295,603	—	295,603
Deferred financing costs	—	—	206,590	206,590
Deposits	—	—	1,385	1,385

Total assets	$189,347	$1,213,002	$716,250	$2,118,599

Capital expenditures	$—	$23,018	$6,451	$29,469

          The Company’s total revenues, income from operations and identifiable assets by segment for the year ended March 31, 2004, are as follows:

	Graphic Arts	Specialty Chemicals	Corporate	Total

Revenues	$486,075	$485,976	$—	$972,051

Gross profit	$244,328	$211,076	$—	$455,404
Sales, general and administrative expenses	146,351	1,270,148	1,258,469	2,674,968
Oil well operating and maintenance costs-net	—	102,662	—	102,662
Depreciation, amortization and depletion	—	109,627	17,550	127,177
Impairment loss	—	121,777	—	121,777
Interest expense (income)	6,683	—	(8,765)	(2,082)

Income (loss) from continuing operations	$91,294	$(1,393,138)	$(1,267,254)	$(2,569,098)

Cash and cash equivalents	$—	$—	$1,518,025	$1,518,025
Accounts receivable	229,997	163,944	—	393,941
Inventory	42,452	134,035	—	176,487
Note receivable	63,650	—	—	63,650
Loan receivable	—	—	1,538	1,538
Prepaid expenses	—	—	80,296	80,296
Fixed assets	—	211,492	31,821	243,313
Goodwill	—	17,509	—	17,509
Patent	—	309,424	—	309,424
Deferred financing costs	—	—	310,893	310,893
Deposits	—	75,000	1,385	76,385

Total assets	$336,099	$911,404	$1,943,958	$3,191,461

Capital expenditures	$—	$175,953	$1,890	$177,843

          Geographic Information

	2005	2004

U.S.	$938,504	$850,021
Venezuela	729,575	—
Netherlands	50,200	98,850
Other	132,675	23,180

Totals	$1,850,954	$972,051

11. SUBSEQUENT EVENTS

          On April 27, 2005, the Company entered into a consulting agreement to provide advisory and business development services. In consideration for these services, the Company issued warrants to purchase 500,000 shares of our common stock at an exercise price of $1.34. The Company also issued warrants to purchase an additional 500,000 shares of our common stock at an exercise price of $2.00 per share. The warrants are fully exercisable for ten years. The initial 100,000 warrants vest immediately. The estimated fair value of the warrants of $129,720 will be recorded as consulting expense during the first quarter of the year ended March 31, 2006. The remainder of the warrants will vest, if it all, in increments of 100,000 warrants for each $5,000,000 of net revenues recognized as a result of business generated through contacts that the consultant brings to us.

UNITED ENERGY CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND MARCH 31, 2005

	December 31, 2005	March 31, 2005

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$83,658	$365,610
Accounts receivable, net of allowance for doubtful accounts of $3,258 and $22,192, respectively	119,246	783,004
Inventory, net of allowance of $16,290 and $16,290, respectively	135,759	135,960
Note receivable, net of reserve of $17,500 and $31,350, respectively	17,500	28,650
Prepaid expenses and other current assets	50,285	120,574

Total current assets	406,448	1,433,798

PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization of $354,970 and $305,734 respectively	147,060	165,587

OTHER ASSETS:
Goodwill, net	15,499	15,499
Patents, net of accumulated amortization of $112,767 and $92,486, respectively	301,168	295,603
Employee loans	159	137
Deposits	1,385	1,385
Deferred financing costs, net of accumulated amortization of $106,303 at March 31, 2005	—	206,590

Total assets	$871,719	$2,118,599

The accompanying notes are an integral part of these consolidated balance sheets.

UNITED ENERGY CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND MARCH 31, 2005

	December 31, 2005	March 31, 2005

	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$266,047	$258,940
Accrued expenses	74,191	96,106
Convertible term note payable, net of discount	—	583,330
Due to related parties	444,141	377,741

Total current liabilities	784,379	1,316,117

LONG TERM LIABILITIES:
Convertible term note payable, net of discount	—	672,268

Total liabilities	784,379	1,988,385

STOCKHOLDERS’ (DEFICIT) EQUITY:
Common stock: $0.01 par value 100,000,000 shares authorized; 26,030,882 and 23,255,267 shares issued and outstanding as of December 31, 2005 and March 31, 2005	260,309	232,552
Additional paid-in capital	15,123,418	12,308,963
Stock subscription receivable	—	(13,333)
Accumulated deficit	(15,296,387)	(12,397,968)

Total stockholders’ equity	87,340	130,214

Total liabilities and stockholders’ equity	$871,719	$2,118,599

The accompanying notes are an integral part of these consolidated balance sheets.

UNITED ENERGY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2005	2004	2005	2004

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

REVENUES, net	$225,220	$537,450	$390,295	$1,192,499

COST OF GOODS SOLD	113,705	247,916	250,504	589,893

Gross profit	111,515	289,534	139,791	602,606

OPERATING EXPENSES:
Selling, general and administrative	615,999	555,861	2,409,362	1,938,043
Depreciation and amortization	17,326	21,252	51,986	62,038

Total operating expenses	633,325	577,113	2,461,348	2,000,081

Loss from operations	(521,810)	(287,579)	(2,321,557)	(1,397,475)

OTHER INCOME (EXPENSE), net:
Interest income	9	411	32	7,784
Interest expense	(726)	(70,330)	(576,894)	(208,361)

Total other expense, net	(717)	(69,919)	(576,862)	(200,577)

Net loss	$(522,527)	$(357,498)	$(2,898,419)	$(1,598,052)

BASIC AND DILUTED LOSS PER SHARE:
Total basic and diluted loss per share	$(0.02)	$(0.02)	$(0.12)	$(0.07)

WEIGHTED AVERAGE NUMBER OF SHARES, OUTSTANDING, basic and diluted	25,782,241	22,411,245	24,791,025	22,309,328

The accompanying notes are an integral part of these consolidated statements.

UNITED ENERGY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE NINE MONTHS ENDED DECEMBER 31, 2005 (UNAUDITED)

	Common Stock		Additional Paid-In Capital		Stock Subscription Receivable
				Accumulated Deficit
	Shares	Amount				Total

BALANCE, April 1, 2005	23,255,267	$232,552	$12,308,963	$(12,397,968)	$(13,333)	$130,214
Common stock issued in consideration of note payable	2,000,000	20,000	1,580,000	—	—	1,600,000
Common stock issued in consideration for interest	615	7	485	—	—	492
Proceeds from stock subscription receivable	—	—	—	—	13,333	13,333
Warrants granted in consideration for consulting services	—	—	129,720	—	—	129,720
Compensation expense associated with options	—	—	387,000	—	—	387,000
Exercise of options	300,000	3,000	342,000	—	—	345,000
Common stock issued for private placement	475,000	4,750	375,250	—	—	380,000
Net loss	—	—	—	(2,898,419)	—	(2,898,419)

BALANCE, December 31, 2005	26,030,882	$260,309	$15,123,418	$(15,296,387)	$—	$87,340

The accompanying notes are an integral part of this consolidated statement.

UNITED ENERGY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,898,419)	$(1,598,052)

Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	620,508	235,690
Stock granted in consideration for services	—	55,500
Warrants granted in consideration for services	129,720	48,240
Stock granted in consideration for interest expense	492	12,497
Compensation expense associated with options	387,000	—

Changes in operating assets and liabilities
Decrease (increase) in accounts receivable, net	663,758	(106,920)
Decrease in inventory, net	201	15,174
Decrease in note receivable, net	11,150	30,000
Decrease (increase) in prepaid expenses	70,289	(8,994)
Decrease in deposits	—	75,000

Decrease in accounts payable and accrued expenses	(14,807)	(184,420)

Net cash used in operating activities	(1,030,108)	(1,426,285)

CASH FLOWS FROM INVESTING ACTIVITIES:
Employee loans	(22)	901
Proceeds from sale of fixed asset	—	15,000
Payments for acquisition of property and equipment	(30,709)	(26,053)
Payments for patents	(25,846)	(8,375)

Net cash used in investing activities	(56,577)	(18,527)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party	200,000	—
Payment of related party payable	(133,600)	—
Proceeds from the exercise of stock options	345,000	—
Proceeds from the issuance of common stock	380,000	—
Proceeds from stock subscription receivable	13,333	—

Net cash provided by financing activities	804,733	—

Net decrease in cash and cash equivalents	(281,952)	(1,444,812)

CASH AND CASH EQUIVALENTS, beginning of period	365,610	1,518,025

CASH AND CASH EQUIVALENTS, end of period	$83,658	$73,213

UNITED ENERGY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

	(Unaudited)

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period
Interest	$1,756	$40,131
Income taxes	$1,434	$1,520

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Conversion of accrued expenses due to former employee into warrants	$—	$75,000
Conversion of note payable into common stock	$1,600,000	$150,000

The accompanying notes are an integral part of these consolidated statements.

UNITED ENERGY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 (Unaudited)

1. BASIS OF PRESENTATION AND GOING CONCERN

          The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB of Regulation S-B. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments necessary for a fair presentation of the Company’s financial position at December 31, 2005 (unaudited) and the results of its operations for the three months and nine months ended December 31, 2005 and 2004 (unaudited) and cash flows for the nine months ended December 31, 2005 and 2004 (unaudited). All such adjustments are of a normal and recurring nature. Interim financial statements are prepared on a basis consistent with the Company’s annual financial statements. Results of operations for the three months and nine months ended December 31, 2005 are not necessarily indicative of the operating results that may be expected for the year ending March 31, 2006.

          The consolidated balance sheet as of March 31, 2005 has been derived from the audited financial statements at that date but does not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements.

          For further information, refer to the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-KSB.

          Going Concern - During the past two fiscal years ended March 31, 2005 and 2004, the Company has recorded aggregate losses from operations of $4,423,974 and has incurred total negative cash flow from operations of $3,801,148 for the same two-year period. During the nine months ended December 31, 2005 the Company experienced a net loss from operations of $2,898,419 and negative cash flow from operating activities of $1,030,108. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

          Liquidity – The Company’s continued existence is dependent upon several factors, including increased sales volume, collection of existing receivables and the ability to achieve profitability from the sale of the Company’s product lines. In order to increase its cash flow, the Company is continuing its efforts to stimulate sales and cut back expenses not directly supporting its sales and marketing efforts.

2. CONVERTIBLE DEBT

          On March 24, 2004, the Company issued a secured convertible term note in the amount of $1,750,000, which had a term of three years and accrued interest at the greater of the prime rate of interest, currently 7.50% per year (as published in the Wall Street Journal), or 4% per year. Interest was payable monthly in arrears commencing on May 1, 2004, and on the first day of each consecutive calendar month after that date. Monthly amortization payments commenced on October 1, 2004, at the rate of $58,333.

          The holder of the Term Note had the option to convert all or a portion of the note (including principal, interest and penalties) into shares of common stock at any time, subject to specified limitations, at a fixed conversion price of $1.00 per share. The conversion price was subject to adjustment for stock splits, stock dividends and similar events. On March 18, 2005, in connection with the financing, the fixed conversion price was adjusted to $0.80. The Company’s obligations under the Term Note were secured by a first priority security interest in the Company’s assets. During the nine months ended December 31, 2005, the holder of the Term Note converted the remaining $1,600,000 in principal and $492 of interest into 2,000,615 shares of common stock.

UNITED ENERGY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

3. SEGMENT INFORMATION

          Under the provision of SFAS No. 131, the Company’s activities fall within two operating segments: Graphic Arts and Specialty Chemicals. The following tables set forth the Company’s industry segment information for the three months and nine months ended December 31, 2005 and 2004.

          The Company’s total revenues and net loss by segment for the three month period ended December 31, 2005 and identifiable assets as of December 31, 2005 are as follows:

	Graphic Arts	Specialty Chemicals	Corporate	Total

Revenues	$106,259	$118,961	$—	$225,220

Gross profit	$44,747	$66,768	$—	$111,515
Selling, general and administrative	60,251	254,696	301,052	615,999
Depreciation and amortization	—	15,756	1,570	17,326
Interest income	—	—	9	9
Interest expense	—	—	726	726

Net loss	$(15,504)	$(203,684)	$(303,339)	$(522,527)

Cash and cash equivalents	$—	$—	$83,658	$83,658
Accounts receivable, net	46,019	73,227	—	119,246
Inventory, net	7,737	128,022	—	135,759
Note receivable, net	17,500	—	—	17,500
Prepaid expenses	—	—	50,285	50,285
Property and equipment, net	—	111,705	35,355	147,060
Goodwill, net	—	15,499	—	15,499
Patents, net	—	301,168	—	301,168
Loan receivable, net	—	—	159	159
Deposits	—	—	1,385	1,385

Total assets	$71,256	$629,621	$170,842	$871,719

Capital Expenditures	$—	$17,529	$13,180	$30,709

UNITED ENERGY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

          The Company’s total revenues and net loss by segment for the nine month period ended December 31, 2005, are as follows:

	Graphic Arts	Specialty Chemicals	Corporate	Total

Revenues	$106,741	$283,554	$—	$390,295

Gross profit	$44,959	$94,832	$—	$139,791
Selling, general and administrative	138,777	1,446,679	823,906	2,409,362
Depreciation and amortization	—	45,756	6,230	51,986
Interest income	—	—	32	32
Interest expense	—	—	576,894	576,894

Net loss	$(93,818)	$(1,397,603)	$(1,406,998)	$(2,898,419)

UNITED ENERGY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

          The Company’s total revenues and net income (loss) by segment for the three month period ended December 31, 2004 and identifiable assets as of December 31, 2004 are as follows:

	Graphic Arts	Specialty Chemicals	Corporate	Total

Revenues	$212,095	$325,355	$—	$537,450

Gross profit	$95,548	$193,986	$—	$289,534
Selling, general and administrative	35,452	302,070	218,339	555,861
Depreciation and amortization	—	18,549	2,703	21,252
Interest income	—	—	411	411
Interest expense	—	—	70,330	70,330

Net income (loss)	$60,096	$(126,633)	$(290,961)	$(357,498)

Cash and cash equivalents	$—	$—	$73,213	$73,213
Accounts receivable, net	268,540	232,321	—	500,861
Inventory, net	20,080	141,233	—	161,313
Note receivable, net	33,650	—	—	33,650
Prepaid expenses	—	33,137	56,153	89,290
Property and equipment, net	—	156,823	29,527	186,350
Goodwill, net	—	17,509	—	17,509
Patents, net	—	298,769	—	298,769
Loan receivable, net	—	—	637	637
Deferred note costs	—	—	232,666	232,666
Deposits	—	—	1,385	1,385

Total assets	$322,270	$879,792	$393,581	$1,595,643

Capital Expenditures	$—	$21,210	$4,843	$26,053

UNITED ENERGY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

          The Company’s total revenues and net income (loss) by segment for the nine month period ended December 31, 2004, are as follows:

	Graphic Arts	Specialty Chemicals	Corporate	Total

Revenues	$549,242	$643,257	$—	$1,192,499

Gross profit	$238,329	$364,277	$—	$602,606
Selling, general and administrative	98,647	1,054,432	784,964	1,938,043
Depreciation and amortization	—	54,902	7,136	62,038
Interest income	—	—	7,784	7,784
Interest expense	—	—	208,361	208,361

Net income (loss)	$139,682	$(745,057)	$(992,677)	$(1,598,052)

	REVENUE
GEOGRAPHICAL INFORMATION	2005	2004

U.S.	$321,863	$860,574
Non U.S.	68,432	331,925

Total revenue	$390,295	$1,192,499

UNITED ENERGY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

4. SALE OF OIL WELL LEASES

          In April 2004, the Company sold their oil well leases located in Laramie County, Wyoming for $15,000 and a 4.5% royalty on all future oil sales from these wells. The Company recognized no gain or loss on the sale of the oil well leases. In May 2004, the state of Wyoming returned the $75,000 deposit made by the company at the time the oil leases were purchased.

5. RELATED-PARTY TRANSACTIONS

          The Company has an amount due to Robert Seaman, a major shareholder and former director of the Company. Amount due to the related party as of December 31, 2005 and 2004 is $244,141. This amount is unsecured, non-interest bearing and due upon demand.

          Martin Rappaport, a major shareholder and director of the Company, owns the property from which United Energy leases the 9,600 square foot facility it occupies in Secaucus, New Jersey. The Company pays approximately $108,000 per year under the lease, excluding real estate taxes. The Company believes that the lease is at fair market value with leases for similar facilities.

          During January and February 2005, the Chairman of the Board, Ron Wilen, loaned the Company $133,600. The loan was unsecured, non interest bearing and due upon demand. The loan was repaid in April 2005.

          During August 2005, the Chairman of the Board, Ron Wilen and the Chief Executive Officer, Brian King, each loaned the Company $100,000. The loans are both unsecured, non interest bearing and due upon demand.

6. STOCK-BASED COMPENSATION

          At December 31, 2005, the Company has stock-based compensation plans. As permitted by SFAS No.123, “Accounting for Stock Based Compensation”, as amended by SFAS No. 148, the Company accounts for stock-based compensation arrangements with employees in accordance with provisions of Account Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No.123 and Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling, Goods or Services.” All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. December 2004, the Financial Accounting Standards Board issued SFAS 123R “Share Based Payments.” SFAS 123R requires public companies to record non-cash compensation expense related to payment for employee services by an equity award, such as stock options, in their financial statements over the requisite service period. The Company will adopt SFAS 123R during the fourth quarter. Stock-based compensation for non-employees was $129,720 and $103,740 for the nine months ended December 31, 2005 and 2004, respectively.

          The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to all stock-based compensation:

UNITED ENERGY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,

	2005	2004	2005	2004

Net loss as reported	$(522,527)	$(357,498)	$(2,898,419)	$(1,598,052)

Add:
Stock based employee compensation expense included in reported net income	—	—	387,000	—
Deduct:
Total stock based employee compensation expense determined under fair value based method for all awards	(45,954)	(287,039)	(343,691)	(441,839)

Pro forma loss	$(568,481)	$(644,537)	$(2,855,110)	$(2,039,891)

Basic and diluted loss per common share

As reported	$(0.02)	$(0.02)	$(0.12)	$(0.07)

Pro forma	$(0.02)	$(0.03)	$(0.12)	$(0.09)

7. COMMITMENTS AND CONTINGENCIES

Sales Commission Claim

          In July 2002, an action was commenced against us in the Court of Common Pleas of South Carolina, Pickens County, brought by Quantum International Technology, LLC and Richard J. Barrett. Plaintiffs allege that they were retained as a sales representative of ours and in that capacity made sales of our products to the United States government and to commercial entities. Plaintiffs further allege that we failed to pay to plaintiffs agreed commissions at the rate of 20% of gross sales of our products made by plaintiffs. The complaint seeks an accounting, compensatory damages in the amount of all unpaid commissions plus interest thereon, and punitive damages in an amount triple the compensatory damages, plus legal fees and costs. Plaintiffs maintain that they are entitled to receive an aggregate of approximately $350,000 in compensatory and punitive damages, interest and costs. In June 2003, the action was transferred from the court in Pickens County to a Master in Equity sitting in Greenville, South Carolina and was removed from the trial docket. The action, if tried, will be tried without a jury. No trial date has been scheduled. We believe, based on the advice of counsel, we have meritorious defenses to the claims asserted in the action and intend to vigorously defend the case. The outcome of this matter cannot be determined at this time.

UNITED ENERGY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

8. RECLASSIFICATION

          Certain amounts from the prior period consolidated financial statements have been reclassified to conform to current period presentation with no effect on the net income.

9. SUBSEQUENT EVENTS

          During January 2006, the Company issued the remaining 7.25 units or 725,000 shares of its common stock for a purchase price of $580,000 as per the securities purchase agreement dated March 18, 2005.

          On January 26, 2006, the Company entered into the First Amendment to the securities agreement dated March 18, 2005. The agreement was scheduled to expire on its first anniversary, March 18, 2006. The amendment changes that date to the earlier of March 18, 2008 or thirty (30) days after notice of termination from the holder of a majority of the shares issued under the agreement. For the period beginning on the date of the amendment through June 30, 2007, the consent of the majority holder is required for the Company to do any of the following:

(i) contract for equity financing or debt financing with an equity component or issue any equity securities or securities convertible to equity;

(ii) incur indebtedness in excess of $250,000 other than trade debt in the ordinary course of business;

(iii) merge or consolidate or sell, transfer or license our assets outside of the ordinary course of business;

(iv) enter into an operating or capital lease in a transaction or series of transactions with annual payments in excess of $250,000;

(v) make capital expenditures in excess of $125,000 per fiscal year;

(vi) grant exclusive distribution rights with respect to any of our products; or

(vii) permit any of our officers to sign or endorse any check, note, draft or other form of indebtedness in excess of $5,000 without the prior written authority of our Chairman.

          We also agreed that from the date of the amendment through March 18, 2009 we will not negotiate or contract for a future offering without first providing to the investors a ten-day right of first refusal to participate in the future offering. To the extent the investors choose not to participate, we will then have 60 days to complete the future offering without re-offering the investors the right to participate.

          During the period from the date of the amendment through March 18, 2008, the majority holder has the right to designate someone to receive notices of our Board of Directors meetings and attend as an observer.

          For so long as the investors hold 1,500,000 shares of common stock equivalents (meaning shares of common stock and other securities convertible to or exercisable for common stock), the majority holder shall have the right to designate a majority of the members of our Board of Directors in the event of any of the following, referred to as triggering events:

(i) if we fail to have gross revenue of at least $5,000,000 for the six months ending September 30, 2006;

(ii) if we breach any of our representations, warranties, agreements, covenants, terms or obligations under the securities purchase agreement or ancillary agreements; or

(iii) if the investors purchase an aggregate of twenty-one or more Series B Units.

          On March 9, 2006, the Company entered into the Second Amendment to Securities Purchase Agreement dated as of March 18, 2005. Pursuant to the second amendment, one of the investors agreed to purchase three-tenths of one Series B unit, consisting of 3 shares of Preferred Stock and warrants to purchase 12,000 shares of the Company’s common stock (the “Series B Warrant”), for an aggregate purchase price of $24,000. In addition, the investors have agreed to waive all existing defaults under the purchase agreement, including the Company’s failure to timely file a Certificate of Designations for the Preferred Stock and to timely issue common stock certificates and warrants.

          The Company and the investors also agreed to terminate all further obligations of the investors to purchase and the Company’s obligation to sell any remaining Series B units. The remaining Series B units would have consisted of 417 shares of Preferred Stock convertible into an aggregate of 3,336,000 shares of common stock at a conversion price of $1.00 and of warrants to purchase 1,668,000 shares of common stock at an exercise price of $1.00 per share. Instead thereof, The Company agreed to issue to one of the investors warrants to purchase 5,004,000 shares of the Company’s common stock at an exercise price of $1.00 (the “Series C Warrant”). The Series C Warrant, as well as the Preferred Stock and the Series B Warrant, are subject to anti-dilution provisions in the event that the Company issues shares of common stock at a price less than the conversion price or the exercise price and contain provisions limiting the holders right to convert or exercise if doing so would cause such holder and its affiliates to beneficially own more than 9.99% of the outstanding common stock.

          On March 24, 2006, the Company entered into Securities Purchase Agreements with the purchasers named therein (the “Purchasers”) and a First Amendment to Securities Purchase Agreement and Registration Rights Agreement pursuant to which the Company raised $5,100,000 in gross cash proceeds from the sale to the Purchasers in a private placement of 4,250,000 shares of its common stock at a price of $1.20 per share.

          You should rely only on the information contained in this prospectus or to which we have referred you in this prospectus. We have not authorized any dealer, sales person or other person to give any information or represent anything contained in this prospectus. You must not rely on any unauthorized information. The information in is prospectus may only be accurate as of the date of this prospectus.

          This prospectus is not an offer to sell, or a solicitation of an offer to buy, securities in any jurisdiction where it is unlawful.

UNITED ENERGY CORP.

9,354,000 shares of common stock

PROSPECTUS

          , 2006

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers

          Our articles of incorporation eliminate, to the fullest extent permitted by law, the personal liability of our directors and officers to us and to our stockholders for damages resulting from a breach of any duty owed to us or to our stockholders.

          Under Nevada law, a corporation may indemnify a director or officer if he or she (i) is not liable pursuant to Section 78.138 of the Nevada Private Corporations Law for breaching fiduciary duties as an officer or director and the breach of duties did not involve intentional misconduct, fraud or a knowing violation of law, or (ii) acted in good faith and in a manner that he or she reasonably believed to be in the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          We currently maintain a directors and officers liability insurance policy.

Item 25. Other Expenses of Issuance and Distribution.

          The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offer and sale of the securities being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$1,872
Printing and engraving expenses	5,000
Blue sky fees and expenses	400
Legal fees and expenses	30,000
Accounting fees and expenses	3,000
Miscellaneous	5,000

Total	$45,272

Item 26. Recent Sales of Unregistered Securities.

Laurus Master Fund, Ltd.

          On March 24, 2004, we entered into a $1,750,000 financing transaction with Laurus Master Fund, Ltd., a financial institution specializing in funding small and micro-capitalization companies. Under the financing agreements, we issued a $1,750,000 secured convertible term note at a fixed conversion price of $1.00 per share to Laurus. The loan has a term of three years and accrues interest at the greater of the prime rate of interest, currently 4% per year (as published in The Wall Street Journal), or 4% per year. Interest is payable monthly in arrears commencing on May 1, 2004, and on the first day of each consecutive calendar month after that date. Monthly amortization payments commence on October 1, 2004, at the rate of $58,333. The proceeds of the financing are being used for working capital. The interest rate of the note is subject to reduction in .25% increments on a month-by-month basis if specified conditions are met, including that the common stock underlying the conversion of the convertible term note and the warrant issued to Laurus are registered with the Securities and Exchange Commission and whether and to what extent the average price of our common stock exceeds the fixed conversion price. Laurus has the option to convert all or a portion of the term loan into shares of our common stock at any time, subject to specified limitations, at a fixed conversion price of $1.00 per share. The term loan is secured by a first priority security interest in our assets. In connection with the term loan, Laurus was paid a fee of $61,250 and received a seven-year warrant to purchase up to 300,000 shares of our common stock at prices ranging from $1.25 per share to $1.75 per share. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends and similar events. The secured convertible term note and common stock purchase warrant issued by us to Laurus were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of that Act and Regulation D promulgated under that Act, which exempts transactions by an issuer not involving any public offering.

          On February 28, 2005, we entered into an Amendment and Waiver with Laurus Master Fund, Ltd., for the purpose of amending the terms of (i) the Securities Purchase Agreement dated March 24, 2004, (ii) the Secured Convertible Term Note and (iii) the Registration Rights Agreement.

          Laurus waived each payment default that may have arisen under the Term Note, and we (i) paid to Laurus the interest accrued under the Term Note as of February 28, 2005 of $7,233, (ii) prepaid interest under the Term Note of $37,767 and (iii) issued a seven year warrant to Laurus to purchase 300,000 shares of our common stock with an exercise price of (x) $1.25 per share for the first 100,000 shares, (y) a price of $1.50 per share for the next 100,000 shares and (z) $1.75 per share for any additional shares acquired. The warrants issued by us were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of that Act and Regulation D promulgated under that Act.

Consulting Agreement with C.C.R.I. Corporation

          On May 17, 2004, we entered into a consulting agreement with C.C.R.I. Corporation for certain investor relations and development services. As consideration for these services, we issued 75,000 shares of our common stock and warrants to purchase 100,000 shares of our common stock with an exercise price of $2.00 per share. The warrants issued by us were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of that Act and Regulation D promulgated under that Act.

Series A and Series B Units

          On March 18, 2005, we entered into a securities purchase agreement (the “Agreement”) with two private investors to issue shares of our common stock and warrants. The Agreement provides for two types of units, designated as Series A and Series B.

          The Series A Units each consist of 100,000 shares of our common stock and a Series A Warrant to purchase 50,000 shares of our common stock at $1.00 per share, subject to adjustment. The Series A Warrants expire five (5) years from the date they are issued. The purchase price for each Series A Unit is $80,000. The Agreement provides for the sale of up to twenty (20) Series A Units.

          The Series B Units each consist of ten (10) shares of a new class of preferred stock that are convertible into 80,000 shares of our common stock in the aggregate, subject to adjustment, and a Series B Warrant to purchase 40,000 shares of our common stock at $1.50 per share. The Series B Warrants expire five (5) years from the date they are issued. The purchase price for each Series B Unit is $80,000. The securities purchase agreement provides for the sale of up to forty-two (42) Series B Units.

          On March 18, 2005, the contract date, we issued 8 Series A Units or 800,000 shares of our common stock and Series A Warrants to purchase 400,000 shares of our common stock for a purchase price of $640,000. In connection with issuance of such Series A Units, 37,500 shares of common stock were issued to the investors’ counsel as reimbursement for their expenses. The common stock and warrants underlying such Series A Units and common stock issued to investors’ counsel were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of that Act and Regulation D promulgated under that Act.

          On August 25, 2005, we closed on the sale of an additional Series A Unit or 100,000 shares of our common stock and Series A Warrants to purchase 50,000 shares of our common stock for a purchase price of $80,000. The common stock and warrants underlying such Series A Units issued by us were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of that Act and Regulation D promulgated under that Act. In connection with the sale of this unit, we entered into an Amendment and Waiver Agreement with the investors providing, among other things, that the investors would waive certain defaults under the securities purchase agreement in exchange for a reduction in the price of the shares issuable upon exercise of the Series B Warrants from $1.50 to $1.00 per share.

          On January 26, 2006, we entered into the First Amendment to Securities Purchase Agreement dated March 18, 2005. Pursuant to the amendment, the investors agreed to purchase the remaining Series A Units or 1,100,000 shares of our common stock and Series A Warrants to purchase 550,000 shares of our common stock for $580,000. The common stock and warrants underlying such Series A Units issued by us were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of that Act and Regulation D promulgated under that Act.

          On March 9, 2006, we entered into the Second Amendment to Securities Purchase Agreement with the investors. Pursuant to the second amendment, one of the investors agreed to purchase three-tenths of one Series B unit, consisting of 3 shares of Preferred Stock and warrants to purchase 12,000 shares of our common stock (the “Series B Warrant”), for an aggregate purchase price of $24,000. In addition, the investors have agreed to waive all existing defaults under the purchase agreement, including our failure to timely file a Certificate of Designations for the Preferred Stock and to timely issue common stock certificates and warrants. The Preferred Stock and warrants were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of that Act and Regulation D promulgated under that Act.

          We and the investors also agreed to terminate all further obligations of the investors to purchase and our obligation to sell any remaining Series B units. The remaining Series B units would have consisted of 417 shares of Preferred Stock convertible into an aggregate of 3,336,000 shares of common stock at a conversion price of $1.00 and of warrants to purchase 1,668,000 shares of common stock at an exercise price of $1.00 per share. Instead thereof, we agreed to issue to one of the investors warrants to purchase 5,004,000 shares of our common stock at an exercise price of $1.00 (the “Series C Warrant”). The Series C Warrant, as well as the Preferred Stock and the Series B Warrant, are subject to anti-dilution provisions in the event that we issue shares of common stock at a price less than the conversion price or the exercise price and contain provisions limiting the holders right to convert or exercise if doing so would cause such holder and its affiliates to beneficially own more than 9.99% of the outstanding common stock. The Series C Warrants were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of that Act and Regulation D promulgated under that Act.

Consulting Agreement

          On April 27, 2005, we entered into a consulting agreement for the provision of certain advisory and business development services. As consideration for these services, we issued warrants to purchase 1,000,000 shares of our common stock. The first 500,000 shares have an exercise price of $1.34 and the second 500,000 shares have an exercise price of $2.00 per share. The warrants were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of that Act and Regulation D promulgated under that Act.

March 2006 Private Placement

          On March 24, 2006, we entered into Securities Purchase Agreement (the “Purchase Agreement”) with the purchasers named therein (the “Purchasers”) and a First Amendment to Securities Purchase Agreement and Registration Rights Agreement pursuant to which the Company raised $5,100,000 in gross cash proceeds from the sale to the Purchasers of 4,250,000 shares of common stock at a price of $1.20 per share. The common stock was issued pursuant to an exemption provided by Section 4(2) of Securities Act and Regulation D promulgated thereunder.

Item 27. Exhibits

(a)

Exhibits. Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement, which information is incorporated herein by reference pursuant to Rule 411 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act.

(b)	Financial Statement Schedules.

Item 28. Undertakings

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective Registration Statement; and

(iii) Include any additional or changed material information with respect to the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities, provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Secaucus, State of New Jersey, on April 24, 2006.

UNITED ENERGY CORP.

By:	/s/ Brian F. King

Brian F. King
Chief Executive Officer

POWER OF ATTORNEY

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Brian F. King, his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Brian F. King
	Chief Executive Officer (principal executive officer) and Secretary	April 24, 2006
Brian F. King

/s/ James McKeever
	Interim Chief Financial Officer	April 24, 2006
James McKeever

/s/ Ronald Wilen
	Chairman of the Board of Directors	April 24, 2006
Ronald Wilen

/s/ Andrea Pampanini
	Director	April 24, 2006
Andrea Pampanini

/s/ Martin Rappaport
	Director	April 24, 2006
Martin Rappaport

/s/ Louis Bernstein
	Director	April 24, 2006
Louis Bernstein

EXHIBIT INDEX

Exhibit Number	Description of Document

3.1	Articles of Incorporation of United Energy Corp. (1)

3.2	Amendment to the Articles of Incorporation. (2)

3.3	By-Laws of United Energy Corp. (1)

4.1	Articles of Incorporation: Articles Fourth, Fifth and Seventh. (1)

4.2	By-Laws: Article I: Sections: Six, Seven, Eight, Nine, Ten; Article II: Section Nine: Article IV: Section Two. (1)

4.3	New Article V of the Bylaws. (14)

4.4	Form of Stock Certificate of United Energy Corp.(1)

4.5	Secured Convertible Term Note dated March 24, 2004.(4)

5.1	Opinion of Katten Muchin Rosenman LLP*

10.1	Distribution Agreement and Option Agreement with International Research and Development, dated August 25, 1999.(1)

10.2	2001 Equity Incentive Plan, as amended on May 29, 2002.(5)

10.3	Securities Purchase Agreement, dated March 24, 2004, between United Energy Corp. and Laurus Master Fund, Ltd.(4)

10.4	Secured Convertible Term Note, dated March 24, 2004. (4)

10.5	Security Agreement, dated March 24, 2004, between United Energy Corp. and Laurus Master Fund, Ltd. (4)

10.6	Registration Rights Agreement, dated March 24, 2004, between United Energy Corp. and Laurus Master Fund, Ltd. (4)

10.7	Common Stock Purchase Warrant, dated March 24, 2004. (4)

10.8	Amendment and Waiver, dated February 28, 2005, between United Energy Corp. and Laurus Master Fund, Ltd. (7)

10.9	Securities Purchase Agreement, dated March 18, 2005, between United Energy Corp. and the Purchasers set forth on the signature page thereto. (8)

10.10	March 2005 Series A Purchase Warrant. (8)

10.11	March 2005 Series B Purchase Warrant. (8)

10.12	Registration Rights Agreement, dated March 18, 2004, between United Energy Corp. and the persons identified as Purchasers pursuant to that certain Securities Purchase Agreement. (8)

10.13	2005 Series B Secured Convertible Note. (8)

10.14	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock. (8)

10.15	Consulting Services Agreement, dated April 27, 2005, between United Energy Corp. and Ben Barnes. (9)

10.16	Warrant Certificate, dated April 27, 2005. (9)

10.17	2002 Common Stock and Warrant Purchase Agreement. (10)

10.18	2002 Common Stock Purchase Warrant. (10)

10.19	Common Stock Purchase Warrant, dated February 28, 2005.(7)

10.20	Amendment to Articles of Incorporation of United Energy Corp. (11)

10.21	United Energy Corp. 2001 Equity Incentive Plan, Amended and Restated Effective May 29, 2002. (12)

10.22	Form of Incentive Stock Option Agreement. (12)

10.23	Form of Stock Option Agreement. (12)

10.24	First Amendment to Securities Purchase Agreement, dated January 26, 2006, by and among United Energy Corp., Sherleigh Associates, Inc. Profit Sharing Plan and Joseph J. Grano, Jr. (13)

10.25	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock pursuant to NRS 78.1955. (14)

10.26	Second Amendment to Securities Purchase Agreement, dated as of March 9, 2006. (14)

10.27	Registration Rights Agreement, dated as of March 9, 2006. (14)

10.28	Form of Series C Warrant. (14)

10.29	Form of Securities Purchase Agreement dated as of March 24, 2006*

10.30	Form of Registration Rights Agreement dated as of March 24, 2006*

10.31	Form of First Amendment to Securities Purchase Agreement and Registration Rights Agreement dated as of March 24, 2006.*

16.1	Letter re Change in Certifying Accountant.(3)

21.1	Subsidiaries of Small Business Issuer*

23.1	Consent of Imowitz, Koenig & Co. LLP*

23.2	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1)*

*	Filed herewith

(1)	Incorporated by reference from the exhibits filed with the Form 10 on June 20, 2000.

(2)	Incorporated by reference from the exhibits filed with the Form 10-Q for the period ended September 30, 2001.

(3)	Incorporated by reference from the exhibits filed with the Form 8-K filed on June 3, 2002.

(4)	Incorporated by reference from the exhibits filed with the Form 8-K filed on March 30, 2004.

(5)	Incorporated by reference from the exhibits filed with the Schedule 14A for the year ended March 31, 2003.

(6)	Incorporated by reference from the exhibits filed with the Registration Statement on Form SB-2 (No. 333 115484).

(7)	Incorporated by reference from the exhibits filed with the Form 8-K filed on April 12, 2005.

(8)	Incorporated by reference from the exhibits filed with the Form 8-K filed on March 23, 2005.

(9)	Incorporated by reference from the exhibits filed with the Form 8-K filed on June 3, 2005.

(10)	Incorporated by reference from the exhibits filed with the Form S-3 filed on September 13, 2005.

(11)	Incorporated by reference from the exhibits filed with the Definitive Schedule 14A filed on July 18, 2005

(12)	Incorporated by reference from the exhibits filed with the Form S-8 filed on September 29, 2005.

(13)	Incorporated by reference from the exhibits filed with the Form 8-K filed on January 27, 2006.

(14)	Incorporated by reference from the exhibits filed with the Form 8-K filed on March 9, 2006